Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

YM BIOSCIENCES INC.,

YM BIOSCIENCES USA INC.,

YM BIOSCIENCES U.S. OPERATIONS INC.,

EXIMIAS PHARMACEUTICAL CORPORATION

AND

ORBIMED ADVISORS, LLC, AS STOCKHOLDER REPRESENTATIVE

April 13, 2006

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TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Definitions
Exhibit B	Certificate of Merger
Exhibit C	Initial Directors and Officers
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Target Legal Opinion
Exhibit F	Form of Acquiror Legal Opinion

SCHEDULES

Schedule 3.1	Definition of Net Cash at Closing

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into on April 13, 2006, by and among YM BioSciences Inc., a corporation existing under the laws of Nova Scotia, Canada (“Acquiror”), YM BioSciences USA Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror, (“YM BioSciences USA”), YM BioSciences U.S. Operations Inc., a Delaware corporation and wholly-owned subsidiary of YM BioSciences USA (“Merger Sub”), Eximias Pharmaceutical Corporation, a Delaware corporation (“Target”), and OrbiMed Advisors, LLC on behalf of the Series D Stockholders (in such capacity referred to as the “Stockholder Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

RECITALS

WHEREAS, the respective Boards of Directors of Acquiror, YM BioSciences USA, Merger Sub and Target have approved and adopted this Agreement and the transactions contemplated herein and declared it advisable and in the best interests of their respective companies and stockholders to consummate the acquisition of Target by Acquiror through the statutory merger of Merger Sub with and into Target subject to the terms and conditions of this Agreement (the “Merger”);

WHEREAS, the Boards of Directors of Acquiror, YM BioSciences USA, Merger Sub and Target have determined to recommend that the stockholder of Merger Sub and the Stockholders of Target adopt and approve the Merger, this Agreement and the transactions contemplated herein; and

WHEREAS, the parties hereto desire to make certain covenants, representations, warranties and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1 The Merger. Subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into Target, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate corporate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall be “YM BioSciences U.S. Operations Inc.” Without limiting the generality of the foregoing, at the Effective Time, the identity, existence, approvals, immunities, assets, property, rights, powers, privileges and franchises of Target, as the Surviving Corporation, shall continue unaffected and unimpaired, except as specifically provided herein. The identity and separate existence of Merger Sub shall cease and all of the approvals, immunities, assets, property, rights, powers, privileges and franchises of Merger Sub shall vest in the Surviving Corporation, all in accordance with the provisions of this Agreement and the applicable provisions of the DGCL. All shares of capital stock of Merger Sub and Target shall be converted or cancelled in the manner provided in Article 3. Immediately following the Effective Time, the Surviving Corporation shall be an indirect wholly-owned subsidiary of Acquiror.

1.2 Closing. The closing ( the “Closing”) of the Merger shall take place at the offices of Pepper Hamilton LLP located at 899 Cassatt Road, Berwyn, Pennsylvania, commencing at 10:00 a.m. local time, on the third Business Day after the date on which all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived or such other location, date and time as Acquiror and Target may agree upon in writing.

1.3 Effective Time. In connection with the Closing, Acquiror shall cause the Merger to be consummated by duly filing on the Closing Date a properly executed certificate of merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The date of the effectiveness of such filing shall be the date on which it is filed (the “Effective Date”) and 5:00 p.m., Eastern time, on the Effective Date shall be the effective time of the Merger (the “Effective Time”).

ARTICLE 2
THE SURVIVING CORPORATION

2.1 Certificate of Incorporation. At the Effective Time, the Restated Certificate of Incorporation of Target shall be amended and restated in its entirety by reason of the Merger, and thereafter be the Restated Certificate of Incorporation of the Surviving Corporation. Such Restated Certificate of Incorporation shall be in the form attached as an exhibit to the Certificate of Merger.

2.2 Bylaws. From and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation as of the Effective Time until thereafter amended.

2.3 Directors and Officers. At the Effective Time, the initial directors and officers of the Surviving Corporation, as set forth on Exhibit C hereto, shall be elected or appointed, as the case may be, by Acquiror.

ARTICLE 3
EFFECT ON CAPITAL STOCK

3.1 Conversion of Target Series D Preferred Stock.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time by virtue of the Merger and without any action on the part of Merger Sub, Target, Acquiror, YM BioSciences USA or the holders of any securities of Target, each share of Target Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (“Target Series D Preferred Stock”), other than any Dissenting Shares, shall be converted into the right to receive, at the election of the holder of each share of Target Series D Preferred Stock (each, a “Series D Stockholder” and collectively, the “Series D Stockholders”), either of the following (the “Merger Consideration”):

(i) that number (subject to Section 3.4) of validly issued, fully paid and nonassessable shares of the common stock, without par value, of Acquiror (“Acquiror Common Stock”) which equals the quotient of:

(A) an amount equal to the quotient of:

(1) the Net Cash at Closing as of the Effective Date multiplied by 1.106; divided by

(2) the number of shares of Target Series D Preferred Stock issued and outstanding immediately prior to the Effective Time; divided by

(B) the Acquiror Stock Value as of the Effective Date (the “Exchange Ratio”); or

(ii) subject to Section 3.1(d), an amount of cash (the “Cash Proceeds”) equal to the quotient of (A) the Net Cash at Closing as of the Effective Date, divided by (B) the number of shares of Target Series D Preferred Stock issued and outstanding immediately prior to the Effective Time.

(b) Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, in no event shall the Acquiror Stock Value at the Effective Date be deemed to be greater than an amount equal to 115% of the Acquiror Stock Value on the date hereof or less than an amount equal to 85% of the Acquiror Stock Value on the date hereof.

(c) Concurrently with the execution and delivery of this Agreement, Target will deliver to each Series D Stockholder an election form (the “Election Form”), whereby each Series D Stockholder will elect to receive such Series D Stockholder’s Merger Consideration either in shares of Acquiror Common Stock or Cash Proceeds. In addition, prior to the date hereof, Target shall have delivered to each Series D Stockholder a security holder questionnaire. Notwithstanding anything to the contrary contained herein, in the event that a Series D Stockholder does not certify in a security holder questionnaire that has been executed by such Series D Stockholder and received by Target prior to the execution hereof that such Series D Stockholder is an Accredited Investor or a Sophisticated Investor, then such Series D Stockholder shall only have the right to receive the Merger Consideration in cash pursuant to Section 3.1(a)(ii) and any election to receive Acquiror Common Stock under Section 3.1(c) by any such Series D Shareholder shall not be valid.

(d) Notwithstanding anything to the contrary contained herein, not less than $25,000,000 of the Merger Consideration shall be paid in Acquiror Common Stock under Section 3.1(a)(i) (the “Stock Threshold”). The determination of whether the Stock Threshold has been reached will be made at Closing by multiplying the aggregate number of shares of Acquiror Common Stock issuable based on the Series D Stockholders’ valid elections by the Acquiror Stock Value as of the Effective Date. In the event that the Series D Stockholders elect to receive an amount of cash such that the Stock Threshold is not reached, then each Series D Stockholder, other than any Series D Stockholder who has not certified in a security holder questionnaire that has been executed by such Series D Stockholder and received by Target prior to the execution hereof that such Series D Stockholder is an Accredited Investor or a Sophisticated Investor, who elects to receive cash shall receive a reduced amount thereof (the “Reduced Cash Consideration”) equal to the product of:

(i) the maximum aggregate Cash Proceeds payable that would allow the Stock Threshold to be reached, multiplied by

(ii) the number of shares of Target Series D Preferred Stock held by such Series D Stockholder immediately prior to the Effective Time divided by the aggregate number of shares of Target Series D Preferred Stock held by all the Series D Stockholders who elect to receive cash pursuant to Section 3.1(a)(ii) and any Series D Stockholder who has certified in a security holder questionnaire that has been executed by such Series D Stockholder and received by Target prior to the execution hereof that such Series D Stockholder is an Accredited Investor or a Sophisticated Investor.

The difference between the amount of the Reduced Cash Consideration and the amount of Cash Proceeds that a Series D Stockholder would have been entitled to receive pursuant to Section 3.1(a)(ii) will be paid in Acquiror Common Stock under Section 3.1(a)(i).

(e) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any divided or distribution of securities convertible into Acquiror Common Stock or Target Series D Preferred Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Series D Preferred Stock occurring after the date hereof and prior to the Effective Time.

(f) At the Effective Time, Acquiror shall cause to be delivered to the Escrow Agent an amount of the aggregate Cash Proceeds and certificates representing the number of shares of Acquiror Common Stock (based on the Acquiror Stock Value as of the Effective Date) equal to $3,000,000 (the “Hold Back Consideration”) in accordance with, and subject to, the terms of the Escrow Agreement attached as Exhibit D hereto. The Hold Back Consideration shall be comprised of the same proportion of Acquiror Common Stock and Cash Proceeds as the aggregate amount of the Merger Consideration.

(g) Copies of all executed security holder questionnaires received by Target as of the date hereof shall be delivered to Acquiror concurrently with the execution hereof.

3.2 Cancellation of Target Common Stock, Series A, B and C Preferred Stock, Stock Options and Warrants. At the Effective Time, apart from Target Series D Preferred Stock, all Target Capital Stock and all options, warrants and other rights related thereto, including, without limitation, each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof, and no Merger Consideration or other consideration shall be paid in exchange therefor or in relation thereto. Without limiting the generality of the foregoing, at the Effective Time, all options to purchase Target Capital Stock then outstanding, under the Target’s Amended and Restated 2000 Stock Option Plan dated March 30, 2004 or otherwise, at the Effective Time shall be cancelled, and no Merger Consideration or other consideration shall be paid in exchange therefor or in relation thereto in accordance with the terms of any such option or otherwise. Without limiting the generality of the foregoing, at the Effective Time, all warrants to purchase Target Capital Stock then outstanding shall be cancelled, and no Merger Consideration or other consideration shall be paid in exchange therefor or in relation thereto in accordance with the terms of each such warrant.

3.3 Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

3.4 Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, and no cash shall be paid in lieu thereof.

3.5 Surrender of Certificates.

(a) Acquiror to Provide Common Stock and Cash. Immediately prior to the Effective Time, Acquiror shall cause to be supplied to the Merger Sub (i) certificates evidencing the shares of Acquiror Common Stock issuable pursuant to Section 3.1 in exchange for shares of Target Series D Preferred Stock outstanding immediately prior to the Effective Time; and (ii) cash in the amount of the Cash Proceeds in either the manner set forth immediately below or any other manner selected by Acquiror, provided that it is at least as favorable from a Tax perspective: Acquiror shall transfer, as a contribution to capital under Section 351 of the Code, such certificates (and, consequently, the stock of Acquiror that they represent) and cash to YM Biosciences USA in exchange for stock of YM Biosciences USA of equal value. YM Biosciences USA shall credit to the stated capital account maintained in respect of the stock so issued by it an amount equal to the total fair market value of the certificates and cash so transferred to it by Acquiror. YM Biosciences USA shall, immediately after receiving the certificates and cash from Acquiror, transfer, as a contribution to capital under Section 351 of the Code, such certificates and cash to Merger Sub in exchange for stock of Merger Sub of equal value. Merger Sub shall credit to the stated capital account maintained in respect of the stock so issued by it an amount equal to the total fair market value of the certificates and cash so transferred to it by YM Biosciences USA.

(b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Series D Stockholder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Target Series D Preferred Stock, whose shares were converted into the right to exchange them for and receive shares of Acquiror Common Stock or Cash Proceeds pursuant to Section 3.1, (i) a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Merger Sub; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock or Cash Proceeds if such holder elected on the Election Form to receive the Merger Consideration in cash. Upon surrender of a Certificate for cancellation to the Merger Sub, together with a Letter of Transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock or Cash Proceeds, as the case may be, determined under Section 3.1 (and subject always to the portion thereof provided to the escrow Agent as part of the Hold Back Consideration), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Series D Preferred Stock will be deemed from the Effective Time, for all corporate purposes, to evidence the right to exchange the same for the number of full shares of Acquiror Common Stock or a right to the amount of Cash Proceeds into which such shares of Target Series D Preferred Stock shall have been so converted under Section 3.1 (and subject always to the portion thereof provided to the Escrow Agent as part of the Hold Back Consideration).

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Merger Sub shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration as may be required pursuant to Section 3.1; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the registered owner of such lost, stolen or destroyed Certificates to indemnify Acquiror and the Surviving Corporation against any claim that may be made with respect to the Certificates alleged to have been lost, stolen or destroyed.

(d) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Series D Preferred Stock thereafter on the records of Target. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror any transfer or other Taxes required by reason of the issuance of a certificate of shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror that such Tax has been paid or is not payable.

(e) No Liability. Notwithstanding anything to the contrary in this Section 3.5, neither the Surviving Corporation nor any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.6 No Further Ownership Rights in Target Series D Preferred Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Series D Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Series D Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Series D Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 3.

3.7 Dissenting Stockholders. Notwithstanding anything to the contrary contained herein, any shares of Target Capital Stock held by the Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal of such shares of Target Capital Stock in accordance with Section 262 of the DGCL and who shall not withdraw or otherwise lose the right to appraisal and payment for such shares under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the Merger Consideration as set forth in Section 3.1, but shall instead be converted into the right to receive such consideration as provided by Subchapter XIII of the DGCL. Notwithstanding the foregoing, if any holder of Dissenting Shares (a “Dissenting Stockholder”) shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters’ appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Stockholder’s shares shall automatically be cancelled, extinguished and represent only the right to receive that portion of the Merger Consideration as set forth in Section 3.1(a)(i), without interest or dividends thereon, upon surrender of the Certificate representing such Dissenting Shares. Target shall give Acquiror prompt written notice of any written demand for appraisal received by Target pursuant to Section 262 of the DGCL and any other notice or instrument served in connection with such dissenters’ rights.

3.8 Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, interest and possession to all assets, property, rights, privileges, powers and franchises of Target, the directors and officers of Target and Acquiror are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary or appropriate action.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TARGET

Except as otherwise disclosed in a schedule delivered to Acquiror by Target on the date hereof in connection with the execution of this Agreement (the “Disclosure Schedule”), Target hereby represents and warrants to Acquiror, YM BioSciences USA and Merger Sub as follows:

4.1 Corporate Existence. Target is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Target has all requisite corporate power and authority necessary to enable it to own, operate, lease or otherwise hold its Assets and to carry on its business in the places and in the manner as presently conducted. Target is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept or in otherwise equivalent standing with respect to other jurisdictions) as a foreign corporation or other legal entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. Target has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly approved by the Target Board. Other than the approval of this Agreement and the Merger by the Stockholders, including any class or series vote required under Target’s Restated Certificate of Incorporation, no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Target and is the valid and binding obligation of Target enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

4.3 No Violations; Required Consents. Except as set forth on Schedule 4.3 of the Disclosure Schedule, neither the execution, delivery, and performance of this Agreement by Target, nor the consummation of the transactions contemplated hereby or thereby, will contravene or violate (a) any Applicable Law to which Target is subject, (b) any judgment, order, writ, injunction, or decree of any court, arbitrator, or Governmental Authority or agency that is applicable to Target, or (c) the charter or organizational documents of Target; nor will such execution, delivery, or performance (i) constitute a Default under, or give rise to a loss of any benefit to which Target is entitled or require the consent of any other party to, any Contract or give any party with rights thereunder the right to terminate, cancel, or accelerate the rights or obligations of Target thereunder, (ii) cause any acceleration of any Liability or Indebtedness of Target or with respect to any instrument or document in which Target is an obligor or guarantor or (iii) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) of any kind whatsoever upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to any of the Assets or Contracts of Target.

4.4 Governmental Approvals. Except (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (b) as set forth on Schedule 4.4 of the Disclosure Schedule, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority is required to be made or obtained by Target in connection with the execution, delivery, and performance of this Agreement by Target, including without limitation under the Antitrust Laws.

4.5 Capitalization. Schedule 4.5 sets forth the authorized capital stock of Target and other equity interests, the amount as of the date of this Agreement of Target’s issued and outstanding capital stock or other securities convertible into or exchangeable or exercisable for, capital stock and the record owner(s) of Target’s outstanding capital stock or such other securities. All of the shares of capital stock of Target that are issued and outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and held of record by the Persons set forth on Schedule 4.5. Except as set forth on Schedule 4.5, no shares of capital stock of Target that are issued and outstanding as of the date hereof are subject to any restriction on transfer or voting agreement or arrangement pursuant to a Contract to which Target or, to Target’s Knowledge, any Series D Stockholder is a party. Except as set forth on Schedule 4.5, (i) there are no outstanding options, warrants, rights, calls or other securities convertible into, or exchangeable or exercisable for, shares of Target Capital Stock, (ii) there are no other commitments on the part of Target providing for the issuance of additional shares of, or the repurchase or redemption of, shares of Target Capital Stock, and (iii) there are no outstanding stock appreciation rights, phantom stock or similar plans or rights pursuant to which Target has any obligations.

4.6 Financial Statements. Schedule 4.6 sets forth (i) the audited balance sheets as of December 31, 2003, 2004 and 2005 of Target (the December 31, 2005 balance sheet being the “ Balance Sheet” and December 31, 2005 being the “Balance Sheet Date”) and the audited consolidated statements of income and cash flows of Target for the fiscal years ended December 31, 2003, 2004 and 2005, (collectively, the “Audited Financial Statements”), in each case together with the related notes and schedules thereto, and (ii) the unaudited consolidated balance sheet of Target as of February 28, 2006 and the consolidated statements of income and cash flows of Target for the two-month period then ended (the “Unaudited Financial Statements”) ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements (A) have been prepared from and are consistent with the books and records of Target, () have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods covered thereby (subject to normal year-end adjustments and, in the case of the Unaudited Financial Statements, the lack of footnotes), and (C) present fairly, in all material respects, the consolidated financial condition and consolidated results of operations and cash flows as at the dates thereof, and for the periods indicated, of Target.

4.7 Title to Assets. Except as set forth on Schedule 4.7, Target has good and valid title to all of its tangible assets and properties, real, personal, and mixed, in each case free and clear of all Encumbrances, except for (a) liens for Taxes and assessments not yet due and payable, (b) liens for Taxes, assessments, and other charges, if any, the validity of which is being contested in good faith by appropriate action (all of which are identified on Schedule 4.7 hereto), (c) liens of employees for current wages not yet due, and (d) all other matters specifically identified and quantified on Schedule 4.7 hereto (collectively, the “Permitted Encumbrances”).

4.8 Real Property.

(a) Target does not own any Real Property.

(b) Schedule 4.8(b) of the Disclosure Schedule sets forth all leases of Real Property, occupancy agreements or similar agreements (the “Real Property Leases”) under which Target is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person (the “Leased Real Property”), such list setting forth the location of each parcel of such Leased Real Property, the landlord thereof, the approximate square footage leased and the nature of the activities conducted on such Leased Real Property. Target has made available to Acquiror true, correct and complete copies of each Real Property Lease. With respect to the Real Property Leases, (i) there exist no Default under the Real Property Leases by Target, and Target has not received written notice of any such Default and (ii) to the Knowledge of Target, there exist no Default by the landlord or other party thereto. Each Real Property Lease is a legal, valid and binding obligation of Target, and, to the Knowledge of Target, each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth on Schedule 4.8(b) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in any Default, penalty, increase in the amounts payable under or modification to any Real Property Lease.

4.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.9 of the Disclosure Schedule, since the Balance Sheet Date, Target has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, whether known or unknown, which would be required to be set forth in the Balance Sheet or a balance sheet of Target as of the date hereof prepared in accordance with U.S. GAAP applied in a manner consistent with the Audited Financial Statements, except for liabilities and obligations (i) reflected on the Financial Statements and not previously paid or discharged, or (ii) arising or incurred since the Balance Sheet Date in the Ordinary Course of Business consistent with past practice.

4.10 Absence of Changes or Events. Except as set forth on Schedule 4.10 of the Disclosure Schedule, since the Balance Sheet Date, Target has been operated only in the Ordinary Course of Business and:

(a) there has not occurred any event, occurrence, development or state of circumstances or facts that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Target has not merged or consolidated with any other Person or acquired a material amount of assets from any other Person;

(c) Target has not amended or modified its organizational documents;

(d) Target has not declared, set aside or paid any dividend or other distribution with respect to any shares of Target Stock;

(e) Target has not repurchased, redeemed or otherwise acquired any outstanding shares of Target Stock or other securities of, or other ownership interests in, Target;

(f) Target has not incurred, assumed or guaranteed any Indebtedness other than (i) with respect to bank arrangements existing on the Balance Sheet Date and in the Ordinary Course of Business, or (ii) trade payables and accrued Liabilities in the Ordinary Course of Business;

(g) Target has not suffered any damage, destruction or loss of any assets, that has or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(h) there have been no changes to Target’s capital structure or concerning issued and outstanding Target Capital Stock;

(i) Target has not increased the compensation or benefits of any employee of the Target, nor amended any Benefit Plans (as defined in Section 4.15(b) hereof), except in the Ordinary Course of Business; and

(j) Target has not committed to do any of the foregoing.

4.11 Compliance with Laws. Except as set forth on Schedule 4.11 of the Disclosure Schedule, Target has complied in all respects with each, and is not in violation of any, Applicable Law and has not failed in any respect to obtain or adhere to the requirements of any Permit necessary to the ownership of Target’s Assets or to the conduct of Target’s businesses, except where such violation of Applicable Law or failure to obtain or adhere to the requirements of any Permit necessary to the ownership or operation of Target’s Assets or business would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Target has not received any notice alleging any such violation or, to the Knowledge of Target is there threatened against Target, any pending inquiry, investigation or proceedings relating thereto, and Target does not have any Knowledge of any threatened inquiry, investigation or proceedings relating thereto.

4.12 Litigation. Except as set forth on Schedule 4.12 of the Disclosure Schedule, Target is not a party to any pending or, to the Knowledge of Target is there threatened against Target, any legal, administrative, arbitration or other similar proceeding, suit, claim, action or investigation by a Governmental Authority of any nature (collectively, “Action”) of or before any Governmental Authority. Except as set forth on Schedule 4.12 of the Disclosure Schedule, Target is not subject to any order, decree, injunction, writ, settlement, judgment, or other directive of any Governmental Authority. There is no pending or, to the Knowledge of Target, threatened, litigation, arbitration, investigation, or other proceeding involving Target of or before any Governmental Authority that relates to this Agreement or the transactions contemplated by this Agreement.

4.13 Relevant Contracts.

(a) Except as set forth on Schedule 4.13 of the Disclosure Schedule, Target is not a party to any Contract of the following types (each a “Relevant Contract”):

(i) employment or consulting contracts involving an amount in excess of $50,000;

(ii) contracts imposing Liabilities or requiring payment of an amount in excess of $5,000 for the future purchase of, or payment for, supplies, products or services;

(iii) contracts imposing Liabilities or requiring payment of an amount in excess of $5,000 to sell or supply products;

(iv) partnership or joint venture agreements;

(v) collective bargaining agreements with any labor union;

(vi) contracts limiting or restraining Target from engaging or competing in any lines or business with any person, firm, corporation or other entity;

(vii) loan agreements, notes, mortgages, leveraged or capitalized leases, indentures, security agreements, letters of credit or other contracts of Indebtedness for the borrowing or lending of money by Target;

(viii) other contracts imposing Liabilities or requiring payment of amounts in excess of $5,000 and which cannot be terminated within one year without cost; and

(ix) any contract, arrangement or understanding respecting the sale, issuance or grant of any securities of Target.

(b) Each Relevant Contract is a valid and binding obligation of Target and, to the Knowledge of Target, is a valid and binding obligation of each other party thereto. Target has duly complied with its material obligations under each Relevant Contract. To the Knowledge of Target, no event has occurred which may be grounds for termination of any Relevant Contract. Target is not a party to any Relevant Contract of which it or, to the Knowledge of Target, any other party is materially in default or, but for the requirements of notice for lapse of time or both, would be materially in default.

4.14 Taxes. Except as set forth on Schedule 4.14:

(a) all Tax Returns required to be filed with respect to Target or its business have been timely filed (taking into account extensions of time to file),

(b) all Taxes required to be shown on such Tax Returns or otherwise due have been paid,

(c) all such Tax Returns are true, correct and complete in all material respects,

(d) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of Target, no basis exists for any such adjustment,

(e) there are no pending or, to the Knowledge of Target, threatened actions or proceedings for the assessment or collection of Taxes against Target with respect to the activities or income of Target or of any corporation that was includible in the filing of a Tax Return with Target on a consolidated or combined basis,

(f) no consent under Section 341(f) of the Code has been filed with respect to Target,

(g) there are no Encumbrances on any Assets of Target with respect to Taxes other than Permitted Encumbrances,

(h) Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed,

(i) Target has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority,

(j) Target has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date,

(k) Target will not be required:

(i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or

(ii) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date,

(l) Target is not a party to or bound by any Tax allocation or Tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes,

(m) Target has not made any payments, and is or will not become obligated (under any agreement or contract entered into on or before the Closing Date) to make any payments, that will not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law),

(n) Target has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code,

(o) Target does not have any permanent establishment in any foreign country as defined in the relevant income Tax treaty between the United States and such foreign county,

(p) no claim has ever been made in writing by a taxing authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to Taxes assessed by such jurisdiction,

(q) to the Knowledge of Target, there is no basis for any assessment, deficiency notice, 30 day letter or similar notice with respect to any Tax to be issued to Target with respect to any period on or before the Closing Date, and

(r) copies of all income Tax Returns filed by or with respect to Target for the past three (3) fiscal years have been furnished or made available to Acquiror.

4.15 Employee Benefit Matters.

(a) Schedule 4.15 sets forth the name of each employee of Target, including the current annual base salary, target annual cash incentive bonus opportunity, the amount and terms of any payments required to be paid to such employee upon a change-in-control or a termination of employment, date of hire, adjusted date of hire, job title and work location of each such employee.

(b) Schedule 4.15 lists each employee of Target who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment). Target has no re-employment obligation or any liability pursuant to the Family and Medical Leave Act except as listed on Schedule 4.15.

(c) Except as set forth on Schedule 4.15, Target does not, and is not required to, maintain, sponsor or contribute to any pension, retirement, profit-sharing, stock bonus, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, equity or equity based compensation, voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, employment, severance, termination, change-in-control, retention or other employee benefit plan (within the meaning of Section 3(3) of ERISA), program, arrangement, agreement or policy, whether written or unwritten for the benefit of any employee or former employee of Target (hereinafter “Benefit Plans”).

(d) Schedule 4.15 lists the monthly premium costs payable for each active employee of Target (and his or her dependents) with respect to each welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by Target, or to which Target contributes, and shows the percentage of such premiums that is paid by the employee and the percentage that is paid by Target. Schedule 4.15 lists those participants in the Eximias Pharmaceutical Corporation 401(k) Profit Sharing Plan for whom an employer contribution (non-elective safe harbor contribution) is expected to be required for the 2006 plan year.

(e) Target has made available to Acquiror complete and correct copies of each written Benefit Plan, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code (including copies of Forms 5500 as filed with respect to each Benefit Plan for the most recent three plan years), the most recent determination letter, if any, received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401 of the Code, insurance contracts, service agreements and all related contracts pursuant to which the Benefit Plans are maintained, funded or administered.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause any insurance contracts, service agreements or other contracts with third parties pursuant to which the Benefit Plans are maintained, funded or administered, to be discontinued or amended, and each such contract or agreement will continue in full force and effect (subject to Acquiror’s ability to terminate such contracts and agreements in accordance with their terms) notwithstanding the execution of this Agreement nor the consummation of the transactions contemplated hereby. Except as disclosed on Schedule 4.15 none of such contracts or agreements require notice of this Agreement or the consummation of the transactions contemplated hereby.

(g) Except as set forth on Schedule 4.15, all Benefit Plans (and their trusts) are in material compliance with all applicable requirements of ERISA, the Code, and any other Applicable Law. Each Benefit Plan which is intended to qualify or operate under a specific statutory provision of the Code or any other Applicable Law is in substantial compliance with that statutory provision. Except as set forth on Schedule 4.15, there have been no non-exempt “prohibited transactions” (as such term is defined in Section 4975 of the Code and Section 406 of ERISA) with respect to any Benefit Plan, and, to Target’s Knowledge, no fiduciary has any liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any such Benefit Plan.

(h) No liability under Title IV or Section 302 of ERISA has been incurred by Target, and Target has no liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA), under the Code with respect to any pension plan (as defined in Section 3(2) of ERISA), or any liability for penalties or excise taxes under Part 6 of Subtitle B of Title 1 of ERISA and Section 4980B of the Code, or any similar state Law, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA). Target has no obligation to contribute to, or any liability or potential liability under or with respect to a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Benefit Plan a plan described in Section 4063(a) of ERISA.

(i) There are no pending or, to the Knowledge of Target, threatened claims (other than routine claims for benefits) asserted or instituted against any Benefit Plan or the assets of any Benefit Plan, or against Target, or any trustee, administrator, or fiduciary of such Benefit Plan, except as set forth on Schedule 4.15. All compensation and benefits to which former employees of Target are or were entitled (including severance and separation pay) have been fully paid to such former employees, and, to the Knowledge of Target, no former employee has a claim for compensation or benefits other than claims in the ordinary course pursuant to the terms of Target’s pension and welfare benefit plans, as those terms are defined in Sections 3(1) and 3(2) of ERISA.

(j) Each Benefit Plan which is intended to be qualified under Code Section 401 has a current favorable determination or opinion letters from the Internal Revenue Service. No event has occurred and, to the Knowledge of Target, no facts or circumstances exist which, if left unaddressed by Target, is likely to cause or result in the loss or revocation of such determination.

(k) With respect to continuation rights (COBRA) arising under federal or state law as applied to Benefit Plans that are group health plans (as defined in Section 601 et seq. of ERISA), Schedule 4.15 lists (i) each employee, former employee or qualifying beneficiary who has elected continuation and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made. Schedule 4.15 also lists each alternate recipient under a qualified child medical support order within the meaning of Section 609 of ERISA, with a designation of the Plan to which the order relates.

(l) Except as provided on Schedule 4.15, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employee of Target, any former employee of Target, any director of Target or any officer of Target to severance pay, unemployment compensation (except in the case of employee terminations or layoffs made at or following Closing by or at the direction of the Surviving Corporation) or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such person.

(m) Target has at all times in the past three years properly classified each of its employees as employees and each of its independent contractors as independent contractors, as applicable. There is no action or suit pending and to Target’s Knowledge, no such action or suit is threatened nor is any investigation pending by any individual or Governmental Authority challenging or questioning the classification by Target of any individual as a independent contractor.

(n) Except as provided on Schedule 4.15, Target has no obligation to provide post-retirement medical or other health and welfare benefits to any employee of Target, any former employee of Target or any survivor, dependent or beneficiary of any employee or of any former employee of Target, except as may be required by Section 4980B of the code or Part 6 of Title I or ERISA (“COBRA”) or applicable state medical benefits continuation law.

(o) All contributions (including employer contributions and employee salary reduction contributions) required to be made to or with respect to each Benefit Plan with respect to the pre-Closing service of the employees and the former employees of Target have been made or, if not yet due, will be made or will be accrued in the books and records of the Target.

(p) None of the Benefit Plans is a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a split dollar life insurance arrangement.

4.16 Labor Relations. Target is not a party to any labor or collective bargaining agreement. There are no material controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes pending or, to the Knowledge of Target, threatened, between Target and any representatives (including unions and any bargaining unit) of any of their employees. To the Knowledge of Target, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Target. Except as set forth on Schedule 4.16 of the Disclosure Schedule, there are no pending or, to the Knowledge of Target, threatened, complaints, charges or claims against Target brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any of Target or, relating to the employees or other persons providing services to or on behalf of Target. Target is in compliance in all material respects with all Applicable Laws applicable to such company or the employees or other persons providing services to or on behalf of such company, as the case may be, relating to the employment of labor, including all Applicable Laws relating to wages, hours, employment standards, WARN Act, collective bargaining, discrimination, civil rights, safety and health, and workers’ compensation.

4.17 Intellectual Property.

(a) Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of Target as presently conducted or as was conducted prior to July, 2005. The description of the Intellectual Property set forth in Schedule 4.17(a) is true, accurate and complete in all material respects of all material Intellectual Property (other than Trade Secrets or Off-the-Shelf Software) used by Target or which Target has the right to use. Each item of Intellectual Property owned or used by Target immediately prior to the Closing will be owned or available for use by Target on identical terms and conditions immediately subsequent to the Closing. Except as set forth in Schedule 4.17(a), Target has taken all usual and appropriate actions to maintain and protect each item of Intellectual Property that it owns and uses.

(b) To the Knowledge of Target, Target has not infringed upon or misappropriated any Intellectual Property rights of third parties. Target (A) has no Knowledge that it has infringed upon or misappropriated any Intellectual Property rights of third parties, or that the Intellectual Property owned by Target will so infringe or misappropriate, or (B) has never received any charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third-party). To the Knowledge of Target, no third-party has infringed upon or misappropriated any Intellectual Property rights of Target.

(c) No patent or other registration has been issued to Target with respect to any of its Intellectual Property, and Target has made no pending application for registration with respect to any of its Intellectual Property. There are no licenses, agreements, or other permissions pursuant to which Target has granted to any third-party any rights with respect to any of its Intellectual Property. Target has made available to Acquiror correct and complete copies of all such licenses, agreements permissions and applications and has made available to Acquiror correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property required to be identified in Schedule 4.17(c):

(i) Target possess all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no Action is pending or, to the Knowledge of Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) except as set forth in Schedule 4.17(c), Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 4.17(d) identifies each item of material Intellectual Property (other than Trade Secrets or Off-the-Shelf Software) that any third-party owns and that Target uses pursuant to license, sublicense, agreement, or permission and that is or was material to the operation of Target’s business. Target has made available to Acquiror correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.17(d):

(i) to the Knowledge of Target the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) except as set forth in Schedule 4.17(d), the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) Target is not in breach or default of any license, sublicense, agreement or permission, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) Target has not repudiated and has no Knowledge of any repudiation of any license, sublicense, agreement, or permission;

(v) Target has not granted any sublicense with respect to any item of Intellectual Property identified in Schedule 4.17(d).

(vi) to the Knowledge of Target, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) except for complaints, claims, demands or notices not served on Target, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Target, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) Except as set forth in Schedule 4.17(e), all employees of Target who have contributed to or anticipated in the conception and/or development of all or any part of Target’s Intellectual Property (which is not licensed from a third-party) either (i) have been party to a “work-for-hire” arrangement or agreement with Target, which in accordance with Applicable Law accords Target full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Target as assignee that have conveyed full, effective and exclusive ownership of all tangible and intangible property thereby arising.

4.18 Insurance. Target has in place insurance policies in amounts and types that are customary in the industry for similar companies and sufficient to cover the full value of the properties and assets of Target, and all such policies are valid and in full force and effect. Schedule 4.18 sets forth a complete and accurate list and an accurate summary (including the named insured, whether occurrence or claims made policy, premiums, coverage, deductibles and expiration dates, broker and carrier) of all insurance policies currently maintained relating to Target. All insurance premiums due on such policies have been paid in full when due, and no notice of cancellation, termination or nonrenewal has been issued or received by Target and no disallowance of any claim under any such policy has been received by Target. Target has complied in all material respects with the provisions of such policies. No Actions are pending or, to the Knowledge of Target, threatened, or during the prior three-year period were instituted or threatened, to revoke, cancel, limit or otherwise modify such policies and no notice of cancellation of any such policies has been received.

4.19 No Broker. Except as set forth on Schedule 4.19, no broker or finder has acted directly or indirectly for Target in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of Target.

4.20 Books and Records. Target has made available to Acquiror true and complete copies of the minute books of Target. The minute books of Target accurately reflect in all respects all actions taken at meetings, or by written consent in lieu of meetings, of the Stockholders, the Target Board, and all committees of the Target Board.

4.21 U.S. Securities Law Matters.

(a) Except as set forth on Schedule 4.21, based on the security holder questionnaires received by Target, each Series D Stockholder is (i) an accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act (“Accredited Investor”), or (ii) has such knowledge and experience in financial and business matters that such Series D Stockholder is capable of evaluating the merits and risks of receiving Acquiror Common Stock pursuant to the Merger within the meaning of Rule 501(h) of Regulation D under the U.S. Securities Act (“Sophisticated Investor”).

(b) There are fewer than 35 Series D Stockholders who are not Accredited Investors. Series D Stockholders who are not Accredited Investors have received and will receive the same information regarding the Merger as Series D Stockholders who are Accredited Investors.

(c) The Information Statement will state that the Series D Stockholders may ask questions and receive answers concerning the terms and conditions of the Merger and may obtain any additional information which the Acquiror possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished to Series D Stockholders in connection with the Merger.

(d) Target and its officers, directors and employees shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause the Series D Stockholders to provide, to Acquiror any information about the Series D Stockholders reasonably required by Acquiror in order to prepare a Form D or any other filings required to be made in connection with the Merger pursuant to the U.S. Securities Act or applicable state “blue sky” securities laws.

(e) The Information Statement shall be provided to Acquiror and its counsel prior to its distribution and shall not be distributed without the written consent of Acquiror, which consent shall not be unreasonably withheld.

4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Target nor any other Person makes any representations or warranties, whether express or implied, oral or written, and Target hereby disclaims any other representations or warranties, whether express or implied, whether made by Target, its Affiliates, or any of their respective officers, directors, employees, agents or representatives, with respect to Target, its Affiliates, or their respective businesses, the execution and delivery of this Agreement, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Acquiror or Merger Sub or its representatives of any documentation or other information with respect to any one or more of the foregoing. Notwithstanding the foregoing, no representation or warranty contained in this Article 4 (including, without limitation, any Schedule hereto and thereto), and no schedule, certificate or other written document or instrument delivered or to be delivered by Target pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading.

4.23 Stockholders. Schedule 4.23 hereto contains a complete and accurate list of the Stockholders and their respective holdings of Target Capital Stock.

4.24 Bank Accounts etc. Other than as disclosed in the Schedule 3.1, Target does not, directly or indirectly, maintain any bank accounts, brokerage accounts, money market accounts or similar accounts. Schedule 3.1 contains a list of checks written but not yet cleared by or on behalf of Target from the accounts listed on Schedule 3.1, transfers that have not yet been completed, and any deposits to such accounts that have not yet been credited.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ACQUIROR,
YM BIOSCIENCES USA INC. AND MERGER SUB

Acquiror, YM BioSciences USA and Merger Sub hereby represent and warrant to Target and the Stockholders as follows:

5.1 Corporate Existence. Each of Acquiror, YM BioSciences USA and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Acquiror, YM BioSciences USA and Merger Sub has all requisite corporate power and authority necessary to enable it to own, operate, lease or otherwise hold its assets and to carry on its business in the places and in the manner as presently conducted. or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation or other legal entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Copies of the charter documents of Acquiror and of Merger Sub, and all respective amendments thereto, heretofore delivered or made available to the Target, are accurate and complete as of the date hereof.

5.2 Authorization.

(a) Each of Acquiror, YM BioSciences USA and Merger Sub has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Acquiror, YM BioSciences USA and Merger Sub and the consummation by each of Acquiror, YM BioSciences USA and Merger Sub of the transactions contemplated hereby has been duly approved by the board of directors of each of Acquiror and Merger Sub. No other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Acquiror, YM BioSciences USA and Merger Sub and, assuming the due authorization, execution and delivery hereof by Target, is the valid and binding obligation of each of Acquiror, YM BioSciences USA and Merger Sub enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b) No person has the right, contractual or otherwise to cause YM BioSciences USA or Merger Sub to issue or sell any stock in their respective share capital or other equity interests in such corporations, no person has any pre-emptive rights, resale rights, rights of first refusal or other rights to purchase any stock of their respective share capital or other equity interests in such corporations.

5.3 No Violation; Required Consents. Except for the consent of SG Cowen & Co., which shall be obtained prior to the Effective Date, neither the execution, delivery, and performance of this Agreement by each of Acquiror and Merger Sub, nor the consummation of the transactions contemplated hereby or thereby, will contravene or violate (a) any Applicable Law to which Acquiror or Merger Sub is subject, (b) any judgment, order, writ, injunction, or decree of any court, arbitrator, or Governmental Authority or agency that is applicable to Acquiror or Merger Sub, or (c) the charter or organizational documents of Acquiror or Merger Sub; nor will such execution, delivery, or performance (i) constitute a Default under, or give rise to a loss of any benefit to which Acquiror or Merger Sub is entitled or require the consent of any other party to, any Contract or give any party with rights thereunder the right to terminate, cancel, or accelerate the rights or obligations of Acquiror or Merger Sub thereunder, (ii) cause any acceleration of the maturity of any note, instrument or other obligation with respect to any Liability of Acquiror or Merger Sub or with respect to any document in which Acquiror or Merger Sub is an obligor or guarantor or (iii) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) of any kind whatsoever upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to any of the Assets or Contracts of Acquiror or Merger Sub.

5.4 Governmental Approvals. Except (a) as may be required pursuant to applicable Antitrust Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the conditional listing approval by the TSX in respect of the Acquiror Common Stock to be issued in the Merger, or (d) the authorization for listing of the Acquiror Common Stock to be issued in the Merger on AMEX, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority is required to be made or obtained by either Acquiror or Merger Sub in connection with the execution, delivery, and performance of this Agreement by each of Acquiror and Merger Sub.

5.5 Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Acquiror is as set forth in the documents publicly filed by Acquiror under the applicable provisions of Canadian securities laws and applicable United States securities laws. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws.

5.6 Financial Statements. The audited consolidated financial statements of the Acquiror for its last three most recently completed fiscal years, together with the related notes and schedules, present fairly the consolidated financial position of the Acquiror and the consolidated results of operations and cash flows of the Acquiror for such periods as have been prepared in conformity with Canadian GAAP applied on a consistent basis during the periods involved and the interim financial statement of the Acquiror for the interim period ended December 31, 2005, together with the related notes and schedules thereto, present fairly the consolidated financial position of the Acquiror as of such date and the consolidated results of operations and cash flows of the Acquiror for such period had been prepared in conformity with Canadian GAAP applied on a consistent basis. Other than as disclosed in Acquiror’s Annual Report on Form 40-F for the fiscal year ended June 30, 2005, neither Acquiror, YM BioSciences USA nor Merger Sub is a party to or otherwise involved in any “off-balance sheet arrangements” (as defined in the United States Securities and Exchange Commission’s Form 40-F).

5.7 No Broker. No broker or finder has acted directly or indirectly for Acquiror or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of Acquiror or Merger Sub.

5.8 Absence of Claims; Compliance with Laws. As of the date hereof, neither Acquiror nor Merger Sub is a party to any pending or, to the Knowledge of Acquiror and Merger Sub, threatened, Actions against or otherwise affecting Acquiror or Merger Sub, or any of their respective Assets or challenging the validity or propriety of the transactions contemplated by this Agreement. There is no Action pending or, to the Knowledge of Acquiror and Merger Sub, threatened against Acquiror or Merger Sub that would affect their respective abilities to perform their respective obligations hereunder or delay the consummation of the Merger. Each of Acquiror, YM BioSciences USA and Merger Sub is in compliance with all Applicable Laws which would affect its ability to perform its obligations hereunder.

5.9 Merger Shares.

(a) The Acquiror Common Stock, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and not subject to any Encumbrances or pre-emptive rights except for applicable restrictions on transfer imposed by applicable securities laws, including those imposed by the U.S. Securities Act, and applicable “blue sky” state securities laws, and will be issued in compliance with applicable Canadian securities laws, and applicable United States and state securities laws.

(b) The Acquiror Common Stock will be issued pursuant to and in accordance with Section 2.16 of National Instrument 45-106 – Prospectus and Registration Exemptions and no prospectus is required to be filed and no filing with, consent or approval of any securities commission or regulatory authority is required in connection with the Merger other than the filing of a material change report by the Acquiror and a business acquisition report within 75 days of the completion of the Merger. The Acquiror Common Stock will not be subject to any statutory or other resale restrictions or hold periods under applicable Canadian Securities Laws. No approval of the shareholders of Acquiror is required in connection with the Merger.

5.10 Compliance with Securities Laws.

(a) The Acquiror Common Stock is listed for trading on the Toronto Stock Exchange (“TSX”), on the Alternative Investment Market of the London Stock Exchange (“AIM”) and on the American Stock Exchange (“AMEX”). Acquiror has filed all forms, reports, statements and documents required to be filed with the TSX, AIM and AMEX, each of which complied in form and all other applicable requirements of the Canadian securities laws and applicable United States securities laws, as applicable, each as in effect on the date so filed. All of Acquiror’s filings with the TSX, AIM and AMEX contained all the material information required to be contained therein, did not contain a misstatement of a material fact and did not omit to state a material fact that was required to be stated in order to make the information contained therein not misleading at the time such information was filed. Acquiror has not been notified of any default or alleged default by Acquiror of any requirement of securities and corporate laws, regulations, orders, notices and policies.

(b) Acquiror has filed all forms, reports, statements and documents required to be filed under or in accordance with all Canadian securities laws and United States securities laws. The documents publicly filed by Acquiror under the applicable provisions of Canadian securities laws and applicable United States securities laws contain all the material information required to be contained therein, do not contain any misstatement of a material fact or fail to include a material fact required to be stated therein or necessary in order to make the statements made therein not misleading at the time such documents were filed. Acquiror has not received any material comment letters that remain unresolved from any applicable securities commissions or stock exchanges with respect to any such documents or any notice of investigation or similar notice from any such entities with respect to any such documents or otherwise.

5.11 Disclosure. No representation or warranty contained in this Article 5 (including, without limitation, any Schedule hereto and thereto), and no schedule, certificate or other written document or instrument delivered or to be delivered by Acquiror or Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading.

5.12 No Plan to Liquidate YM BioSciences USA. Neither the Acquiror nor YM BioSciences USA has any plan or intention of liquidating or dissolving YM BioSciences USA, or of merging YM BioSciences USA with another entity.

5.13 No Active Business in Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has no Assets or Liabilities, and has not conducted any business.

ARTICLE 6
COVENANTS

6.1 Confidentiality and Announcements.

(a) Except as provided below in this Section 6.1, none of the parties hereto, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement other than (i) with the prior written consent of the other parties hereto, or (ii) as required by any Applicable Law, the applicable rules of any stock exchange, or any Governmental Authority upon prior notice to the other parties hereto. As soon as practicable following the execution of this Agreement, Acquiror and Target shall agree with each other as to the form, timing and substance of any press release or public disclosure related to this Agreement or the transactions contemplated hereby; provided that (x) such agreement shall not be unreasonably withheld or delayed, and (y) nothing contained herein shall prohibit Acquiror or Target, following notification and consultation with the other party, from making any such disclosure if required by any Applicable Law or any Governmental Authority.

(b) From and after the date hereof, each of Acquiror and Merger Sub, on the one hand, and Target, on the other hand, shall keep confidential all information (whether in oral or written form, electronically stored or otherwise) in such party’s possession that is related in any way to the proposed Merger, this Agreement and the other transactions contemplated hereby or to Target or the Surviving Corporation, or its business, operations or financial condition (collectively, “Confidential Information”); provided that any Confidential Information that (i) was or becomes generally available to the public other than as a result of a disclosure by the party receiving the Confidential Information in violation of this Agreement, or (ii) was or becomes available to a party on a non-confidential basis from a source other than the party disclosing the Confidential Information or its members, managers, directors, officers, employees, partners, agents or advisors (collectively, “Representatives”); provided, further, that such source was not known by the Recipient to be bound by any agreement or obligation to keep such information confidential, shall not be subject to the restrictions contained in this Section 6.1(b). Notwithstanding anything to the contrary contained herein, a party may disclose the Confidential Information to its Representatives who need to know such Confidential Information to evaluate the transactions contemplated by this Agreement, are informed of its confidential nature, and agree to abide by this Section 6.1(b). In the event that a party or any of its Representatives is required by Applicable Law, regulation, supervisory authority or other applicable judicial or governmental order to disclose any of the Confidential Information, the Surviving Corporation, on the one hand, and the Stockholders, on the other hand, shall provide the other party with prompt written notice, unless notice is prohibited by Applicable Law, of any such request or requirement so that the other party may seek a protective order or other appropriate remedy. If, failing the entry of a protective order (which the party required to disclose will use its reasonable commercial efforts to obtain), the party required to disclose the Confidential Information is, in the opinion of its counsel, compelled to disclose such Confidential Information, such party may disclose that portion of the Confidential Information that counsel advises that such party is compelled to disclose and will exercise reasonable commercial efforts to obtain assurance to the extent possible that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the party required to disclose the Confidential Information will use its reasonable commercial efforts to, and will not oppose action by the other party to, obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. The parties’ obligations under this Section 6.1 shall survive the termination of this Agreement.

6.2 Filings; Third Party Consents.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, Acquiror shall file the Certificate of Merger when all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived.

(b) Acquiror and Target shall cooperate with each other and (i) shall use their reasonable commercial efforts promptly to prepare and to file all necessary documentation, and to effect all registrations, applications, notices, petitions and filings, with each third party (other than a Governmental Authority) that are necessary or advisable to consummate the transactions contemplated by this Agreement, and (ii) shall use their reasonable commercial efforts to obtain as promptly as practicable any Permit of such third party that is necessary or advisable to consummate the transactions contemplated by this Agreement.

6.3 Expenses. Except as otherwise expressly provided herein, Acquiror and Target shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including legal, accounting, brokerage and other fees and expenses.

6.4 Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party or otherwise required to make effective the transactions contemplated by this Agreement and to provide the other party with the intended benefits of this Agreement.

6.5 Access. Until the earlier of the Closing or the termination of this Agreement, Target shall promptly furnish such information concerning its business, properties, financial condition, operations and personnel as Acquiror may from time to time reasonably request, and Target shall afford to Acquiror and to the officers, employees and other representatives of Acquiror for purposes of transition planning, reasonable access upon reasonable notice during normal business hours during the period prior to the Effective Date to all of Target’s Assets, properties, books, Contracts, commitments, officers, directors, consultants or agents and records during such period.

6.6 Preservation of Business.

(a) Except as expressly contemplated or permitted by this Agreement, from the date of this Agreement through and including the Closing, Target shall conduct its business only in the Ordinary Course of Business and use reasonable commercial efforts to preserve intact its current business organizations and its material relationships with resellers, customers, suppliers and others having business dealings with it, keep available the services of its current employees and maintain its material rights and franchises.

(b) Without limiting the generality of the foregoing, from the date of this Agreement through and including the Closing, except as set forth on Schedule 6.6(b) of the Disclosure Schedule or as expressly contemplated or permitted by this Agreement, Target shall not without the prior consent of Acquiror:

(i) merge with or into, enter into a consolidation with or acquire an interest in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any assets;

(ii) sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any Assets from, or otherwise engage in any transactions with, any of its Affiliates;

(iii) make any capital expenditure or commitment for any capital expenditure;

(iv) incur Indebtedness for money borrowed or guarantee or otherwise become responsible for any Indebtedness for money borrowed of, or otherwise incur such Indebtedness on behalf of, any Person (other than accruing interest in connection with existing Indebtedness) or pay any Indebtedness that is not otherwise due and payable;

(v) make any loan, advance or capital contribution to, or investment in, any other Person;

(vi) amend, restate or modify its organizational documents;

(vii) make any change in accounting methods, principles or practices used by Target, except insofar as may be contemplated by this Agreement or required by Applicable Law or regulation or by a change in applicable accounting principles;

(viii) a other than as previously disclosed to Acquiror, adopt or amend any employment, bonus, severance or similar agreement or arrangement or adopt or amend any employee benefit plan, fringe benefit or equity or incentive compensation plan, program or arrangement;

(ix) grant to any officer or employee any increase in compensation or benefits, except as may be required under agreements existing on the date hereof;

(x) cancel any Indebtedness for borrowed money owed to Target or waive any claims or rights of substantial value;

(xi) settle any Action in excess of $5,000 individually;

(xii) declare or pay any dividend or other distribution on its capital stock or make any payment to holders of Target Capital Stock;

(xiii) split, combine, redeem, repurchase or reclassify any shares of Target Capital Stock;

(xiv) incur any cash expenses, or accrue any accounts payable, advance billings or accrued expenses, except in the Ordinary Course of Business;

(xv) issue any securities or grant any options to purchase capital stock of Target; or

(xvi) take, or agree to take, any of the foregoing actions.

6.7 Supplemental Disclosure. Target shall have the right from time to time prior to the Closing to supplement or amend any exhibit or schedule provided to Acquiror with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such exhibit or schedule; provided that no such supplemental or amended disclosure shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement for purposes of determining whether or not the condition set forth in Section 7.1(a) has been satisfied.

6.8 Stockholder Approval. Promptly following the execution and delivery of this Agreement, Target shall submit this Agreement and a form of written consent to its Stockholders for their written consent and approval of the Agreement and the consummation of the transactions contemplated hereby. A copy of the duly executed written consents shall be delivered to Acquiror promptly upon execution thereof by Stockholders holding the requisite number of shares of Target Capital Stock as set forth in Section 7.3(c). At such time, Target shall deliver the Information Statement to all Stockholders. Acquiror hereby agrees and consents to the inclusion in the Information Statement of Acquiror’s Annual Report on Form 40-F for the fiscal year ended June 30, 2005, as amended, Acquiror’s financial statements (including the reconciliation to U.S. GAAP related thereto) and Management’s Decision and Analysis for the interim period ended December 31, 2005, Acquiror’s short-form prospectus dated February 6, 2006, Acquiror’s revised annual information form dated September 8, 2005 and Acquiror’s audited financial statements (including the reconciliation to U.S. GAAP related thereto) and Management’s Decision and Analysis for the periods ended September 8, 2005, September 8, 2004 and September 8, 2003 as well as the Management Information Circular of the Acquiror in connection with its annual and special meeting of shareholders held on November 17, 2005.

6.9 Employment Agreements.

(a) Immediately prior to, and conditioned on the consummation of, the Closing, Target shall cause to be terminated the employment agreements between Target and Gail Schulze and Target and L. J. Randall.

(b) Immediately prior to, and conditioned on the consummation of, the Closing, Target shall enter into an employment agreement with Gail Schulze, dated as of the Closing Date, in a form agreed to by Acquiror and Gail Schulze.

(c) Except as provided in Section 6.9(a), all employment agreements of Target existing and in full force prior to the execution of this Agreement shall remain in full force after the Closing and shall be binding on and inure to the Surviving Corporation.

(d) At the Effective Time, Acquiror shall issue options to purchase an aggregate of 905,000 shares of Acquiror’s Stock to employees of the Surviving Corporation (the “Employee Options”).

6.10 Directors and Officers Insurance. Acquiror shall not take, for the period commencing on the Effective Date and ending on the sixth anniversary thereof, any steps to prospectively or retrospectively cancel, buy out or remove as an insured Person any Person who is or was a director or officer of Target at or prior to the Effective Time (the “Directors and Officers”) from a directors’ and officers’ liability insurance policy providing coverage to such Directors and Officers.

6.11 Tax Returns, Payments and Related Matters.

(a) Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Target for all Tax periods (x) ending on or prior to the Closing Date which are due (taking into account extensions for time to file) after the Closing Date and (y) which begin on or before the Closing Date and end after the Closing Date. Acquiror shall pay all Taxes due, if any, with respect to such Tax Returns.

(b) All transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by Acquiror when due. Acquiror will, at its expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes and fees.

(c) Prior to the expiration of the period ending one year after the Effective Date, neither Acquiror nor YM BioSciences USA shall take any action, fail to take any action, or agree to any action that may result in the liquidation, dissolution or merger of YM BioSciences USA.

6.12 Listing of Additional Shares. Promptly following execution of this Agreement and prior to the Effective Time, Acquiror shall file with TSX, AIM and AMEX an application to list, or a notification form of listing of, as the case may be, additional shares with respect to the shares of Acquiror Common Stock issuable upon acquisition of the Target Series D Preferred Stock in the Merger.

ARTICLE 7
CONDITIONS TO CLOSING

7.1 Conditions to Acquiror’s Obligations. In addition to the conditions set forth in Section 7.3, the obligations of Acquiror, YM BioSciences USA and Merger Sub to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Acquiror:

(a) The representations and warranties of Target set forth in this Agreement and in any certificate or instrument delivered by Target in connection with this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties have been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct only as of such date or time), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Target shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Target on or prior to the Closing Date;

(c) Target shall have caused to be delivered to Acquiror a certificate executed by Target’s President and Chief Financial Officer certifying that each of the conditions set forth in Section 7.1(a), (b), (d), (g), (h) and (k) have been satisfied;

(d) Target shall have filed all documentation and effected all applications, notices, petitions and filings with each third party that are necessary to consummate the transactions contemplated by this Agreement;

(e) Target shall have delivered a legal opinion of Pepper Hamilton in the form contained in Exhibit E hereto, which shall be limited to matters of due authorization and enforceability of the Merger and Agreement, including without limitation the enforceability against all Series D Stockholders of the indemnity and escrow provisions of this Agreement and Section 10.10 hereof, such opinion to be dated the Closing Date;

(f) The employment agreement referred to in Section 6.9 shall have been executed and delivered by Gail Schulze to Acquiror and Merger Sub;

(g) Between the date of this Agreement and the Effective Time, Target shall not have experienced any occurrence, event or condition that has, or would reasonably be expected to have, a Material Adverse Effect;

(h) All agreements among Target and Stockholders to the extent that such agreements are still in effect shall have been terminated and any and all rights of first refusal or similar rights granted pursuant to such agreements shall have been waived;

(i) Each of the documents and instruments required to be delivered by Target on or before the Closing Date in connection therewith shall have been duly authorized and executed by Target substantially in the forms attached hereto and delivered by all of the parties thereto and shall be in full force and effect;

(j) Net Cash at Closing shall be at least $25,000,000. Target shall have caused to be delivered to Acquiror, dated no greater than three days prior to the Closing Date and no fewer than two days prior to the Closing Date, a certificate executed by a duly authorized officer of Target disclosing the Net Cash at Closing, including an itemized, line item description of the amounts comprising such Net Cash at Closing;

(k) The time period during which a Stockholder is entitled to exercise appraisal rights with respect to the Merger pursuant to Section 262 of the DGCL shall have expired, and no Target Stockholder shall have exercised and not withdrawn the exercise of such appraisal right;

(l) Target shall have delivered to Acquiror a Certificate of Insurance satisfactorily evidencing, in Acquiror’s sole discretion, acting reasonably, that Target’s current insurance policy relating to Target’s clinical drug trials has been extended and amended, if necessary, (or equivalent insurance procured) to provide indefinite “tail” or “run out” coverage on a claims arising basis, name Acquiror and YM Biosciences USA Inc. as additional named insureds, be non-cancelable and require no further premium. At Closing such insurance policy shall be: (A) legal, valid, binding, enforceable, and in full force and effect in all respects; and (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(m) Target shall have delivered to Acquiror a Certificate of Insurance evidencing that Target’s current directors’ and officers’ liability insurance policy has been extended for the period commencing on the Effective Date and ending on the sixth anniversary thereof to provide coverage to the Directors and Officers at the same levels as currently maintained by Target and to add Acquiror and YM BioSciences Inc. as additional named insureds, be non-cancelable and require no further premiums. At Closing, such insurance policy shall be: (A) legal, valid, binding, enforceable, and in full force and effect in all respects; and (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(n) Target shall deliver to Acquiror either (i) a notice from the Target, also delivered to the Internal Revenue Service, that the shares of the Target Capital Stock are not a “U.S. real property interest” in accordance with the Treasury Regulations under Section 897 and 1445 of the Code, or (ii) certifications from all of the Target Shareholders that they are not “foreign persons” in accordance with Treasury Regulations under Section 1445 of the Code. If the Acquiror does not receive either the notice or certifications described above on or before the Closing Date, the Acquiror shall be permitted to withhold from the Merger Consideration any required withholding tax under Section 1445 of the Code; and

(o) All consents or approvals required to be obtained by a third party in connection with the Merger and other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect;

7.2 Conditions to Target’s Obligations. In addition to the conditions set forth in Section 7.3, the obligations of Target to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Target:

(a) The representations and warranties of Acquiror, YM BioSciences USA and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing Date, with the same effect as though such representations and warranties have been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct only as of such date or time), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Acquiror, YM BioSciences USA and Merger Sub shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Acquiror on or prior to the Closing Date;

(c) Acquiror shall have caused to be delivered to Target a certificate executed by a duly authorized officer of Acquiror certifying that each of the conditions set forth in Section 7.2(a) and (b) has been satisfied;

(d) The Acquiror Common Stock to be issued in the Merger shall have been authorized for listing on TSX and AMEX;

(e) All consents or approvals required to be obtained by a third party, including without limitation SG Cowen & Co., in connection with the Merger and other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect;

(f) Acquiror shall have received conditional listing approval from the TSX, subject only to the usual post-closing listing requirements;

(g) Acquiror shall have delivered one or more legal opinions substantially in the form provided in Exhibit F hereto, which shall be limited to matters of due authorization and enforceability of the Merger and this Agreement, and that the issuance of shares of Acquiror Common Stock is exempt from the prospectus and registration requirements under Canadian securities law, that the issuance of shares of Acquiror Common Stock shall be free of any hold period and that the shares of Acquiror Common Stock have been validly issued as fully paid and non-assessable, such opinion to be dated the Closing Date; and

(h) Each of the documents and instruments required to be delivered by Acquiror or Merger Sub on or before the Closing Date in connection therewith shall have been duly authorized and executed by Acquiror and Merger Sub, as applicable, substantially in the forms attached hereto and delivered by all of the parties thereto and shall be in full force and effect.

7.3 Mutual Conditions. The obligations of each of Acquiror, Merger Sub and Target to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing, as to itself, by either party:

(a) No order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; no proceeding initiated by any Governmental Authority seeking an injunction against the transactions contemplated by this Agreement shall be pending; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal consummation of the transactions contemplated hereby;

(b) Other than the filing of the Certificate of Merger, all approvals, authorizations, consents or orders of, or notices to, Governmental Authorities required to consummate the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the U.S. Securities Act, shall have been obtained or requested, and shall remain in full force and effect; and

(c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of Stockholders holding not less than sixty percent (60%) of the shares of Series D Preferred Stock and fifty percent (50%) of all shares of Target Capital Stock in accordance with the DGCL and the Restated Certificate of Incorporation and Bylaws of Target.

ARTICLE 8
TERMINATION

8.1 Termination.

(a) This Agreement may be terminated on or prior to the Effective Date only as follows:

(i) by mutual written consent of Acquiror and Target;

(ii) at the election of either Acquiror or Target, if the Effective Date shall not have occurred on or before 5:00 P.M. Eastern time on the 30th day following the execution of this Agreement (the “Termination Date”); provided that no party shall be entitled to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such party’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

(iii) by either Acquiror or Target if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall have become final and nonappealable;

(iv) by either Acquiror or Target if a material condition to its obligation to perform becomes incapable of fulfillment. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.1(a)(iv) shall not be available to any party if its condition to perform became incapable of fulfillment due to its failure to fulfill any obligation under this Agreement;

(v) by Acquiror, (i) if Acquiror is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant, or agreement of Target contained in this Agreement such that the conditions set forth in Section 7.1(a), or Section 7.1(b) would not be satisfied and such breach has not been cured within 15 calendar days after written notice thereof to Target and the Stockholders; provided that no cure period shall be required for a breach which by its nature cannot be cured; or (ii) if any Stockholder exercises their dissenters’ rights under the DGCL;

(vi) by Acquiror if, between the date of this Agreement and the Closing Date, Target shall have experienced any occurrence, event or condition that has, or would reasonably be expected to have, a Material Adverse Effect;

(vii) by Target if, between the date of this Agreement and the Closing Date, Acquiror shall have experienced any occurrence, event or condition that has, or would reasonably be expected to have, a Material Adverse Effect; or

(viii) by Target if Target is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant, or agreement of Acquiror contained in this Agreement such that the conditions set forth in Section 7.2(a), or Section 7.2(b) would not be satisfied and such breach has not been cured within 15 calendar days after written notice thereof to Acquiror; provided that no cure period shall be required for a breach which by its nature cannot be cured.

(b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

8.2 Obligations upon Termination. Except in the event of a termination pursuant to Section 8.1(v) or Section 8.1(vii), in the event that this Agreement shall be terminated pursuant to Section 8.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (a) as set forth in Sections 6.1 and 6.3, and (b) that nothing herein will relieve any party from liability for any breach of this Agreement.

ARTICLE 9
REMEDIES FOR BREACHES OF THIS AGREEMENT

9.1 Limited Recourse Indemnity. All of the representations, warranties and covenants of the Target contained in Articles 4 and 6 shall survive the Closing and continue in full force and effect for a period of one year thereafter (the “Survival Period”). If any of such representations, warranties and covenants of Target are breached and Acquiror, YM BioSciences USA or Merger Sub (together the “Indemnified Parties” and each an “Indemnified Party”) suffers or incurs any claim (including any Third Party Claim, as defined below), loss, liability, expense or other damage resulting from, arising out of, relating to, in the nature of, or caused by the breach (“Adverse Consequences”), then the Series D Stockholders, jointly and severally, agree (by the Stockholder Representative’s execution of this Agreement on their behalf) to indemnify the Indemnified Parties from and against the entirety of any Adverse Consequences the Indemnified Parties have suffered; provided, however, that (A) the Series D Stockholders shall not have any obligation to indemnify the Indemnified Parties from and against any Adverse Consequences until the Adverse Consequences by reason of all such breaches are in excess of a $150,000 aggregate deductible, (B) the maximum aggregate liability of the Series D Stockholders for all claims under this Article 9 shall be limited to $3,000,000, and (C) the Indemnified Parties’ recovery pursuant to this Section 9.1 shall be limited to the Hold Back Consideration, and the Indemnified Parties shall have no recourse to the Series D Stockholders personally. In the event of any claim under this Article 9, the Acquiror, on behalf of any of the Indemnified Parties, shall make a written claim for indemnification against the Series D Stockholders by sending a notice of claim to the Stockholder Representative within the Survival Period. For all purposes under this Article 9, the portion of the Hold Back Consideration comprised of Acquiror Common Stock shall be valued based on the Acquiror Stock Value at the Effective Date, notwithstanding any increase or decrease in the value of any shares of Acquiror Common Stock comprising the Hold Back Consideration. All claims under this Article 9 will be paid solely from the Hold Back Consideration in cash and in shares of Acquiror Common Stock based on the proportion of cash and Acquiror Common Stock comprising the Hold Back Consideration on the Effective Date, which shall be the sole and exclusive remedy of the Indemnified Parties in connection with any such claim.

9.2 Matters Involving Third Parties.

(a) If any third party shall notify any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Series D Stockholders under this Article 9, then Acquiror, on behalf of the Indemnified Party, shall promptly notify the Stockholder Representative in writing.

(b) The Stockholder Representative, on behalf of the Series D Stockholders, will have the right to assume the defense of the Third Party Claim with counsel chosen by the Stockholder Representative reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c) So long as the Stockholder Representative has assumed and are conducting the defense of the Third Party Claim in accordance with Section 9.2(b), (A) the Stockholder Representative and the Series D Stockholders will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Stockholder Representative on behalf of the Series D Stockholders (not to be withheld unreasonably).

(d) In the event the Stockholder Representative does not assume the defense of the Third Party Claim in accordance with Section 9.2(b), however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (after consultation with, and consent from, the Stockholder Representative in connection therewith, which consent shall not to be unreasonably withheld, conditioned or delayed) and (B) the Series D Stockholders (by virtue of the Stockholder Representative’s execution of this Agreement on their behalf) will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 9.

9.3 Determination of Adverse Consequences. All indemnification payments under this Article 9 shall be deemed adjustments to the Merger Consideration.

9.4 Exclusive Remedy. The Indemnified Parties and the Stockholder Representative on behalf of the Series D Stockholders acknowledge and agree that the foregoing indemnification provisions in this Article 9 shall be the exclusive remedy with respect to breaches of the representations, warranties and covenants in Articles 4 and 6.

9.5 Release of Hold Back Consideration. At the expiration of the Survival Period and in accordance with the terms and conditions of the Escrow Agreement, Acquiror and the Stockholder Representative shall provide joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to release any remaining portion of the Hold Back Consideration, minus any amounts subject to pending claims, to Acquiror. Simultaneously with the release of such amount (the “Released Amount”), the Escrow Agent shall deliver to the Stockholder Representative cash and shares of Acquiror Common Stock in an aggregate amount equal to the Released Amount, for disbursement to the Series D Stockholders. The proportion of cash and shares of Acquiror Common Stock delivered at such time will be the same as the proportion of cash and Acquiror Common Stock comprising the Hold Back Consideration on the Effective Date. Promptly upon resolution of any pending claim, any remaining portion of the Hold Back Consideration that is not otherwise payable to Acquiror with respect to such resolved claim, or subject to any other pending claim, shall be disbursed to the Series D Stockholders in accordance with the preceding provisions of this Section 9.5 and the Escrow Agreement. All disbursements by the Stockholder Representative shall be made to the Series D Stockholders in the proportions of cash and Acquiror Common Stock establish under Section 3.1 such that no Acquiror Common Stock will be disbursed to any Series D Stockholder who has not certified in a security holder questionnaire that such Series D Stockholder is an Accredited Investor or a Sophisticated Investor.

ARTICLE 10
GENERAL

10.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Acquiror, the Stockholder Representative, and Target.

10.2 Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

10.3 Interpretation. When reference is made in this Agreement to any Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

10.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if they are: (a) delivered in person, (b) transmitted by facsimile (with confirmation), (c) mailed by certified or registered mail (return receipt requested), or (d) delivered by an express courier (with confirmation) to a party at its address listed below (or at such other address as such party shall deliver to the other party by like notice):

To Target prior to the Closing:	Eximias Pharmaceutical Corporation 1055 Westlakes Drive Suite 200 Berwyn, Pennsylvania 19312 Facsimile: 610-560-0701 Attention: Gail Schulze

With a concurrent copy (which shall not constitute notice) to:	Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312-1183 Attention: Jeffrey P. Libson, Esq. Facsimile: 610-640-7835

To Stockholder Representative:	OrbiMed Advisors, LLC 767 3rd Avenue, 30th Floor New York, NY 10017 Attention: Michael Sheffery and Eric Bittleman Facsimile: _______________

To Acquiror:	YM BioSciences Inc. 5045 Orbitor Drive Suite 400, Building 11 Mississauga, Ontario L4W 4Y4 Attention: David G.P. Allan Facsimile: (905) 629-4959

With concurrent copies (which shall not constitute notice) to:
Heenan Blaikie LLP
Suite 2600, Royal Bank Plaza
200 Bay Street, South Tower
Toronto, Ontario M5J 2J4
Attention: Sonia M. Yung
Facsimile: 866-285-9466

and

Dorsey & Whitney LLP
Suite 1605, 777 Dunsmuir Street
P.O. Box 10444, Pacific Centre
Vancouver, B.C. V7Y 1K4
Attention: Daniel M. Miller
Facsimile: 604-687-8504

10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as expressly provided in Section 6.10, nothing in this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any party hereto without the prior written consent of Acquiror (in the case of an assignment by Target) or Target (in the case of an assignment by Acquiror).

10.7 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.8 No Prejudice. The parties hereto acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.9 Governing Law. This Agreement and all matters arising out of or relating hereto, including its validity, construction and interpretation, shall be governed by the laws of the State of Delaware, without regard to the laws as to choice or conflict of laws, except to the extent that the laws of the jurisdiction of incorporation of a party shall govern its internal corporate affairs.

10.10 Stockholder Representative.

(a) OrbiMed Advisors, LLC is hereby appointed as the Stockholder Representative for and on behalf of the Series D Stockholders solely with respect to matters involving the Hold Back Consideration and the Escrow Agreement. The Stockholder Representative shall have the authority to take the following actions with respect to such matters:

(i) to give and receive notices and communications,

(ii) to receive funds and give receipts therefor,

(iii) to receive service of process with respect to any claim under this Agreement,

(iv) to agree to, negotiate, execute and deliver agreements, documents and instruments,

(v) to authorize payments of amounts from the Hold Back Consideration pursuant to the terms of this Agreement and the Escrow Agreement,

(vi) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and

(vii) to take or refrain from taking all other action, and execute and deliver all additional agreements, documents, certificates and instruments as the Stockholder Representative may deem necessary or appropriate in connection with the Hold Back Consideration and the Escrow Agreement.

The Stockholder Representative may not be removed unless two-thirds interest of the Series D Stockholders agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the affirmative vote of two-thirds interest of the Series D Stockholders. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Series D Stockholders with respect to matters involving the Hold Back Consideration and the Escrow Agreement.

(b) The Stockholder Representative shall not be liable to the Series D Stockholders for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the absence of gross negligence or willful misconduct. A decision, act, consent or instruction of the Stockholder Representative, including to an amendment, extension or waiver of this Agreement pursuant to Section 10.1 hereof regarding the Hold Back Consideration shall be final, binding and conclusive upon the Series D Stockholders as beneficiaries of the Hold Back Consideration; and Acquiror may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of the Stockholder Representative without further consent or instruction of the Series D Stockholders. Acquiror is hereby relieved from any liability to any Person, including any Series D Stockholder, for any acts done by it in accordance with or reliance on such decision, act, consent or instruction of the Stockholder Representative.

(c) All notices or other communications required to be made or delivered by Acquiror to the Series D Stockholders with respect to the Hold Back Consideration or the Escrow Agreement shall be made to the Stockholder Representative for the benefit of the Series D Stockholders and any notices so made shall discharge in full all notice requirements of Acquiror to the Series D Stockholders with respect thereto.

(d) Notwithstanding anything to the contrary contained herein, at the Effective Time, the Surviving Corporation shall cause to be delivered to the Stockholder Representative an amount in cash equal to $100,000 (the “Expense Fund”) to be held in a bank account controlled by the Stockholder Representative. Such account shall be established with a reputable bank with regional or national standing. Upon the final release of all amounts included in the Hold Back Consideration, the remaining amount in the Expense Fund, if any, shall be distributed to the Series D Stockholders pro rata based upon the value of the Acquiror Common Stock or cash comprising the Hold Back Consideration in respect of each such holder on the Effective Date. The Stockholder Representative shall be entitled to be reimbursed from the Expense Fund for any expense or liability reasonably incurred by the Stockholder Representative in connection with the administration of the Stockholder Representative’s duties under this Agreement and the Escrow Agreement, including, but not limited to, the reasonable fees and expenses of any legal counsel or accountant retained by the Stockholder Representative. To the extent that the amount of any such expenses or liabilities of the Stockholder Representative exceed the amount of the Expense Fund, the Stockholder Representative shall be entitled to be reimbursed out of any portion of the Hold Back Consideration to be released to the Series D Stockholders.

10.11 Arbitration. All disputes, controversies and claims arising out of or related to this Agreement or in respect of any defined legal relationship associated with or derived from this Agreement shall be referred to and finally resolved by arbitration under the International Arbitration Rules of the American Arbitration Association. There shall be one arbitrator who shall be a U.S. lawyer. The arbitrator shall not be a resident of Pennsylvania or any state contiguous with Pennsylvania. The place of arbitration shall be the arbitrators’ city of residence. The IBA Rules of Evidence shall apply together with the general rules governing any submission to arbitration specified above, except that where such rules are inconsistent the IBA Rules of Evidence shall apply. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first set forth above.

YM BIOSCIENCES INC.

By:	“David G.P. Allan”
Name: David G. P. Allan
Title: Chairman, CEO and President

YM BIOSCIENCES USA INC.

By:	“David G.P. Allan”
Name: David G. P. Allan
Title: Chairman, CEO and President

YM BIOSCIENCES U.S. OPERATIONS INC.

By:	“David G.P. Allan”
Name: David G. P. Allan
Title: Chairman, CEO and President

EXIMIAS PHARMACEUTICAL CORPORATION

By:	“Gail Schulze”
Name: Gail Schulze
Title: President and CEO

ORBIMED ADVISORS, LLC, AS STOCKHOLDER REPRESENTATIVE

By:	“Michael Sheffery”
Name: Michael Sheffery
Title: General Partner

[Signature Page to Agreement and Plan of Merger]

Exhibit A

DEFINITIONS

For all purposes of the Agreement, the following terms shall have the respective meanings set forth in this Exhibit (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined).

“Accredited Investor” has the meaning set forth in Section 4.21(a).

“Acquiror” has the meaning set forth in the first paragraph of this Agreement.

“Acquiror Common Stock” has the meaning set forth in Section 3.1(a).

“Acquiror Stock Value” means the daily volume-weighted average sale price for each share of Acquiror Common Stock traded on AMEX for the five (5) day trading period ending immediately prior to the date in question.

“Action” has the meaning set forth in Section 4.12.

“Adverse Consequences” has the meaning set forth in Section 9.1.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term “control,” for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

“Agreement” means this Agreement, as such may hereafter be amended from time to time.

“AIM” has the meaning set forth in Section 5.10(a).

“AMEX” has the meaning set forth in Section 5.10(a).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Competition Act (Canada), as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means with respect to any Person, any United States, Canadian, foreign, state, provincial or local statute, law, ordinance, rule, notice, policy, regulation, order, writ, injunction, judgment or decree of any governmental agency or agent or self regulatory organization or stock exchange applicable to such Person or any such Person’s Affiliates, properties, assets, officers, directors, employees or agents.

“Assets” means all property and assets of a Person (whether real, personal, tangible or intangible).

“Audited Financial Statements” has the meaning set forth in Section 4.6.

“Balance Sheet” has the meaning set forth in Section 4.6.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Benefit Plans” has the meaning set forth in Section 4.15.

“Business Day” means any day other than Saturday, a Sunday or a day on which banks in Philadelphia, Pennsylvania or Toronto, Ontario, Canada are authorized or required to be closed for regular banking business.

“Canadian GAAP” means GAAP as in effect in Canada from time to time.

“Canadian Securities Laws” means the securities laws of the Provinces and Territories of Canada, the rules, their respective regulations, prescribed forms, notices, policies, orders and rulings made thereunder and the policy statements issued by the securities commissions or other applicable securities regulatory authorities.

“Cash Proceeds” has the meaning set forth in Section 3.1(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 3.5(c).

“Closing” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Common Stock” means the Common Stock, $0.001 par value, of Target.

“Confidential Information” has the meaning set forth in Section 6.1(b).

“Contract” means any written or oral contract, agreement, lease (including Real Property Leases), license, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its Assets.

“Copyrights” means rights arising from or in respect to copyrights and copyrightable works and registrations, applications and renewals for registration thereof, mask works and registrations and applications for registration or renewals thereof, created or arising under the laws of the United States or any other jurisdiction.

“Custom Software” means any computer software that has been developed or designed for use in the business of Target.

“Default” means (a) any violation, breach or default of a Contract, (b) the occurrence of an event that, with the passage of time, the giving of notice or both, would constitute a violation, breach or default of a Contract, or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration of, or pursuant to, a Contract.

“DGCL” has the meaning set forth in Section 1.1.

“Directors and Officers” has the meaning set forth in Section 6.10.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article 4.

“Dissenting Shares” has the meaning set forth in Section 3.7.

“Dissenting Stockholder” has the meaning set forth in Section 3.7.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in Section 1.3.

“Effective Time” has the meaning set forth in Section 1.3.

“Election Form” has the meaning set forth in Section 3.1(c).

“Employee Options” has the meaning set forth in Section 6.9.

“Encumbrance” (a) any encumbrance, mortgage, hypothec, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income, profits or proceeds therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means J.P. Morgan Chase Bank, National Association.

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Expense Fund” has the meaning set forth in Section 10.10(d).

“Financial Statements” has the meaning set forth in Section 4.6.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect at the time any applicable financial statements were prepared.

“Governmental Authority” means, with respect to any Person, any United States, Canadian, country, state, provincial, municipal, local or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hold Back Consideration” has the meaning set forth in Section 3.1(f).

“Indebtedness” means: (a) any obligation of Target for borrowed money or issued in substitution for or exchange of indebtedness of Target for borrowed money, (b) any obligation evidenced by any note, bond, debenture or other debt security or instrument issued by Target, (c) any obligation for the deferred purchase price of property or services of Target (other than accounts payable, advance billings and accrued expenses incurred in the Ordinary Course of Business), (d) any obligations under capitalized leases of Target; (e) any obligation secured by an Encumbrance on the Assets of Target, (f) any obligation of the type in clauses (a)-(e) guaranteed or supported by surety or assurance in any manner by Target (including performance bonds, guarantees in the form of an agreement to repurchase or reimburse), and (g) any interest, principal, prepayment penalty, fees or expenses to the extent paid, due or owing in respect of those items listed in clauses (a) through (f) of this defined term.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 9.1.

“Information Statement” means an information statement including all information with respect to this Agreement and the transactions contemplated hereby that is required pursuant to Applicable Law.

“Intellectual Property” means any Copyrights, Patents, Trademarks, Internet domain names and Trade Secrets.

“Knowledge” means: (a) with respect to an individual, such individual shall be deemed to have knowledge of a particular fact or other matter if (i) that individual is actually aware of that fact or matter or (ii) a prudent individual would reasonably be expected to have actual knowledge of that fact or matter after conducting a reasonable investigation; and (b) with respect to a Person other than an individual, such Person shall be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as an executive officer of such Person has actual knowledge of that fact or matter, or would reasonably be expected to have actual knowledge of that fact or matter after conducting a reasonable investigation.

“Leased Real Property” has the meaning set forth in Section 4.8(b).

“Letter of Transmittal” has the meaning set forth in Section 3.5(b).

“Liability” means any direct or indirect liability, indebtedness, obligation, interest, penalty, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, asserted or unasserted and whether accrued, absolute, contingent, matured or unmatured.

“Loss” means any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorney’s, accountant’s, consultant’s and expert’s fees and expenses) that are actually incurred by the relevant party without giving effect to any multiplier that may be alleged by Acquiror to have been used in the computation of Merger Consideration.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition, results of operations, business or Assets of any Person, taken as a whole.

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Net Cash at Closing” has the meaning set forth on Schedule 3.1.

“Off-the-Shelf Software” means any applications software that is licensed to Target by a third party in its standard, unmodified condition pursuant to a “shrinkwrap,” “clickwrap” or other standard license agreement.

“Ordinary Course of Business” means an action taken by Target that is consistent with the past practices of Target during the six months immediately prior to the date hereof and is taken in the ordinary course of the normal day-to-day operations of Target during the six months immediately prior to the date hereof; for the avoidance of doubt, “Ordinary Course of Business” never includes an action that requires authorization by the Target Board or the Stockholders.

“Patents” means rights arising from or in respect to patents and patent applications, including continuation, divisional, continuation-in-part, reissue or reexamination patent applications and patents issuing therefrom, patent disclosures and inventions, and foreign versions of the foregoing whether protected, created or arising under the laws of the United States or any other jurisdiction.

“Permit” means all permits, licenses, consents, clearances, registrations, approvals, waivers, franchises, notices, authorizations and provider and supplier agreements issued by any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 4.7.

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity.

“Real Property” means all interests in land and buildings, structures and other improvements thereon.

“Real Property Leases” has the meaning set forth in Section 4.8(b).

“Reduced Cash Consideration” has the meaning set forth in Section 3.1(d).

“Released Amount” has the meaning set forth in Section 9.5.

“Relevant Contract” has the meaning set forth in Section 4.13.

“Representatives” has the meaning set forth in Section 6.1(b).

“Series D Stockholder” has the meaning set forth in Section 3.1(a).

“Sophisticated Investor” has the meaning set forth in Section 4.21(a).

“Stock Threshold” has the meaning set forth in Section 3.1(d).

“Stockholder” or “Stockholders” means the holder(s) of Target Capital Stock.

“Stockholder Representative” has the meaning set forth in the first paragraph of this Agreement.

“Software” means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, etc.), all computer operating, security or programming software, and any and all written documentation and object and source codes related thereto, including Custom Software and Off-the-Shelf Software.

“Survival Period” has the meaning set forth in Section 9.1.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Target” has the meaning set forth in the first paragraph of this Agreement.

“Target Board” means the Board of Directors of Target.

“Target Series A Preferred Stock” means the Preferred Series A Stock, $0.001 par value, of Target.

“Target Series B Preferred Stock” means the Preferred Series B Stock, $0.001 par value, of Target.

“Target Series C Preferred Stock” means the Preferred Series C Stock, $0.001 par value, of Target.

“Target Series D Preferred Stock” means the Preferred Series D Stock, $0.001 par value, of Target.

“Target Capital Stock” means all of the shares of Target common stock, Target Series A Preferred Stock, Target Series B Preferred Stock, Target Series C Preferred Stock and Target Series D Preferred Stock, which are issued and outstanding immediately prior to the Effective Time.

“Taxes” or “Tax” means all federal, state, provincial, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, profits, windfall profits, transaction, license, lease, service, occupation, severance, unemployment, social security, worker’s compensation, capital, premium, or other taxes, together with any interest, penalties, and additions to tax.

“Tax Return” means any return or report relating to Taxes made to a Governmental Authority.

“Termination Date” has the meaning set forth in Section 8.1(a)(ii).

“Third Party Claim” has the meaning set forth in Section 9.2(a).

“Trademarks” means rights arising from or in respect to trademarks, service marks, trade names, logos and internet domain names (whether registered or unregistered, including any applications for registration of the foregoing), trade dress rights and general intangibles of a like nature, industrial or product designs together with all of the goodwill associated therewith, and foreign versions of the foregoing whether protected, created or arising under the laws of the United States or any other jurisdiction.

“Trade Secrets” means rights arising from or in respect to trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, concepts, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information whether protected, created or arising under the laws of the United States or any other jurisdiction.

“TSX” has the meaning set forth in Section 5.10(a).

“Unaudited Financial Statements” has the meaning set forth in Section 4.6.

“U.S. GAAP” means GAAP as in effect in the United States from time to time.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“YM BioSciences USA” has the meaning set forth in the first paragraph of this Agreement.

Exhibit B

Certificate of Merger

B-1

Exhibit C

Initial Directors and Officers

Directors:

David Allan
John Friedman
Gail Schulze

Officers:

David Allan, Chairman
Gail Schulze, CEO
Len Vernon, Director, Finance and Administration

C-1

Exhibit D

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated _____________, 2006 (“Escrow Agreement”), is by and among YM BioSciences Inc., a corporation existing under the laws of Nova Scotia, Canada (“Acquiror”), OrbiMed Advisors, LLC, in the capacity as the Stockholder Representative under the Merger Agreement (the “Stockholder Representative”), and J.P. Morgan Chase Bank, National Association (the “Escrow Agent”).

BACKGROUND

Acquiror, YM BioSciences USA Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“YM BioSciences USA”), YM BioSciences U.S. Operations Inc., a Delaware corporation and wholly-owned subsidiary of YM BioSciences USA (“Merger Sub”), Eximias Pharmaceutical Corporation, a Delaware corporation (“Target”), and the Stockholder Representative are parties to an Agreement and Plan of Merger, dated April 12, 2006 (the “Merger Agreement”), providing for the merger of Merger Sub with and into Target. This Escrow Agreement is being executed and delivered pursuant to the terms of the Merger Agreement.

TERMS

NOW, THEREFORE, in consideration of the foregoing premises, the agreements herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

4. Definitions. Capitalized terms used in this Escrow Agreement but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

4. Appointment of and Acceptance by Escrow Agent. Acquiror and the Stockholder Representative hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Hold Back Consideration (as defined below) in accordance with Section 3 below, agrees to hold, invest and disburse the Hold Back Consideration in strict accordance with this Escrow Agreement.

4. Creation of Hold Back Account. On the date hereof, in accordance with Section 3.1(d) of the Merger Agreement, Acquiror shall deliver or cause to be delivered an amount of the aggregate Cash Proceeds and certificates representing the number of shares of Acquiror Common Stock (based on the Acquiror Stock Value as of the Effective Date, or the deemed Acquiror Stock Value should Section 3.1(b) of the Merger Agreement apply) equal to $3,000,000 (the “Hold Back Consideration”) in the account described below (the “Hold Back Account”), to be held by Escrow Agent in accordance with the terms of this Escrow Agreement. The Hold Back Consideration shall be available, in accordance with the terms and conditions of this Escrow Agreement, solely for payments to be made to the Indemnified Parties pursuant to the Series D Stockholders’ indemnification obligations under Section 9.1 of the Merger Agreement. During the term of this Agreement, the Hold Back Account shall consist of both (i) shares of Acquiror Common Stock (the “Hold Back Shares”) and (ii) the Cash Proceeds (the “Hold Back Cash”). The identities of the Series D Stockholders and the number of Hold Back Shares or Hold Back Cash deposited in the Hold Back Account in respect of each of them (the “Allocation Percentage”) are set forth in Exhibit A attached hereto. The securities to be held by the Escrow Agent pursuant to this Escrow Agreement are set forth in Exhibit C attached hereto.

.22.  The Escrow Agent shall maintain on the Hold Back Account a ledger containing the name, balance and Allocation Percentage for each Series D Stockholder (for purposes of this Escrow Agreement, a “Sub-Account”), which balance shall be the amount of such Series D Stockholder’s Hold Back Consideration held in the Hold Back Account.

4. Procedure with Respect to Claims Generally.

.21.  Escrow Agent shall release from the Hold Back Account and distribute the Hold Back Consideration (or any portion thereof) only as follows:

(a) Escrow Agent shall disburse the Hold Back Consideration at any time and from time to time, in accordance with a written direction executed by Acquiror and the Stockholder Representative, in substantially the form attached hereto as Exhibit B (a “Hold Back Joint Written Direction”).

(b) If the Escrow Agent receives (i) a notice, signed by the Acquiror and the Stockholder Representative, of final determination of liability pursuant to Section 9.1 of the Merger Agreement (a “Final Determination Notice”) or (ii) a copy of a written claim notice pursuant to Section 9.1 of the Merger Agreement (a “Claim Notice”), together with a certificate signed by an executive officer of the Acquiror certifying that the Acquiror has given the Stockholder Representative notice of such claim for indemnification in accordance with the Merger Agreement, and the Stockholder Representative has not disputed such claim within thirty days of receipt of such notice (a “Notice Period Expiration Certificate”), then the Escrow Agent shall distribute from the Hold Back Consideration the amount specified in the Final Determination Notice or Claim Notice, as the case may be (the “Claim Amount”), in accordance with Section 4.2 below.

.22.  Within 10 days after receipt of a Final Determination Notice or the Notice Period Expiration Certificate, as the case may be (a “Distribution Date”), in accordance with Section 4.1 above, the Escrow Agent shall pursuant to written instructions distribute to Acquiror from the Hold Back Account that amount of the Hold Back Consideration sufficient to satisfy the Claim Amount and each Series D Stockholder’s Sub-Account shall be reduced by (x) the product of (A) such Series D Stockholder’s Allocation Percentage times (B) the Claim Amount. Notwithstanding anything to the contrary contained herein, the maximum aggregate liability for all claims paid pursuant to Section 9.1 of the Merger Agreement with respect to the Series D Stockholders shall be limited to $3,000,000 (based on the Acquiror Common Stock being valued based on the Acquiror Stock Value at the Effective Date), notwithstanding any increase or decrease in the value of the Hold Back Shares.

.23.  For purposes of any distribution of the Hold Back Consideration pursuant to this Section 4, the Hold Back Shares shall be valued based on the Acquiror Stock Value at the Effective Date, notwithstanding any increase or decrease in the actual price of Acquiror Common Stock as of the Distribution Date.

.24.  All claims will be satisfied from the Hold Back Consideration in cash and shares of Acquiror Common Stock based on the proportion of cash and Acquiror Common Stock comprising the Hold Back Consideration on the Effective Date.

.25.  In no event will fractional shares of Acquiror Common Stock be delivered from the Hold Back Account, and any calculation that would result in delivery of a fractional share to Acquiror shall be rounded downward to the next whole share.

.26.  All disbursements of the Hold Back Cash shall be made by federal funds wire transfer or by cashier’s check, as set forth in the Hold Back Joint Written Direction, or as otherwise elected by the party receiving the funds.

.27.  All necessary calculations pursuant to this Section 4 shall be performed by the parties and included in the written instructions given to the Escrow Agent.

4. Escrow Period; Termination of Escrow.

.21.  The period during which the Hold Back Consideration shall be held in escrow hereunder (the “Escrow Period”) shall commence on the date hereof and, subject to the provisions of Section 5.3 below, shall end on the earlier of (i) the date on which all of the Hold Back Consideration have been delivered to Acquiror pursuant to Section 4.2 hereof or (ii) the expiration of the Survival Period (the “Scheduled Final Disbursement Date”).

.22.  On the Scheduled Final Disbursement Date, Acquiror and the Stockholder Representative shall deliver a Hold Back Joint Written Direction to the Escrow Agent to release any remaining portion of the Hold Back Consideration, minus any amounts subject to a Pending Claim (as defined in Section 5.3, below), to Acquiror. Simultaneously with the release of such amount (the “Released Amount”), Acquiror shall deliver to the Stockholder Representative the Hold Back Consideration in an aggregate amount equal to the Released Amount, for disbursement to the Series D Stockholders in accordance with their respective Allocation Percentages.

.23.  If a claim is unresolved on the Scheduled Final Disbursement Date (a “Pending Claim”), the Escrow Agent shall hold back and not distribute a portion of the then remaining Hold Back Consideration in an amount equal to such unresolved claim as set forth in a copy of the Claim Notice delivered by Acquiror to the Escrow Agent. The funds held back shall continue to be held by the Escrow Agent and invested in accordance with Section 6 below. After final determination and payment of all Pending Claims, the balance of the Hold Back Consideration shall be delivered to the Stockholder Representative for distribution to the Series D Stockholders in accordance with their respective Allocation Percentages.

.24.  For purposes of any distribution of the Hold Back Consideration to the Stockholder Representative pursuant to this Section 5, the Hold Back Shares shall be valued based on the Acquiror Stock Value as of the Scheduled Final Disbursement Date or, in the event of a Pending Claim, as of the date the Hold Back Shares are released by the Escrow Agent.

.25.  Any distributions of Hold Back Consideration to the Stockholder Representative pursuant to this Section 5 shall be made by the Escrow Agent to the Stockholder Representative at the address set forth in Section 15 hereof or such other address as may be furnished in writing to the Escrow Agent.

4. Rights of the Series D Stockholders to Hold Back Consideration.

.21.  As long as the Hold Back Shares are held by the Escrow Agent, the Hold Back Shares shall remain registered in the name of the respective Series D Stockholders, and the respective Series D Stockholders shall be entitled to vote the Hold Back Shares and to receive all cash dividends and other distributions paid on the Hold Back Shares. Any securities issued or other distributions made in respect to the Hold Back Shares as a result of a stock dividend, stock split, spin-off, merger, consolidation, reorganization or other similar transaction shall be deposited with the Escrow Agent and shall become part of the Hold Back Account under this Escrow Agreement.

.22.  Until released in accordance with this Escrow Agreement, Escrow Agent shall invest and reinvest the Hold Back Cash as set forth on Schedule A. Escrow Agent shall receive and collect all dividends, interest, gains and other distributions received by Escrow Agent as a result of such investments (collectively, “Earnings”) in respect of such investments. All Earnings shall be held by Escrow Agent in the Hold Back Account and reinvested. Upon the final release of all Hold Back Consideration, the Earnings shall be paid to Acquiror and the Stockholder Representative in the same proportion as the aggregate Hold Back Cash was disbursed among Acquiror and the Stockholder Representative. The Stockholder Representative shall provide the Escrow Agent with Form W-9 and/or W-8 of all Series D Stockholders. The Escrow Agent will be provided with a Schedule showing the allocation of the Series D Stockholders earnings. The Stockholder Representative shall be responsible for paying the Series D Stockholders their allocable share pursuant to this Schedule. The Escrow Agent shall be responsible for reporting the earnings for this account and any necessary withholding if applicable.

.23.  If Escrow Agent has not received instruction as to an investment decision, Escrow Agent shall invest the Hold Back Cash, or such portion thereof as to which no investment instruction has been received, in investments described in Section 6.2 above. Each of the foregoing investments shall be made in the name of Escrow Agent; provided, however, that the Hold Back Cash shall be for the exclusive benefit of Acquiror and the Series D Stockholders and their respective successors and assigns, and no other person or entity shall have any right, title, interest or lien therein. No investment shall be made in any instrument or security that has a maturity of greater than sixty days. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Acquiror or the Stockholder Representative, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder, and Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation. With respect to any Hold Back Cash received by Escrow Agent for deposit into the Hold Back Account or any joint written direction received by Escrow Agent with respect to investment of any Hold Back Cash after 1:00 P.M. New York time, Escrow Agent shall not be required to invest such funds or to effect such investment instruction until the next day upon which banks in New York, New York are open for business.

4. Reports.

.21.  As soon as practicable after the end of each calendar month during the term of this Escrow Agreement, Escrow Agent shall deliver to Acquiror and the Stockholder Representative a written statement setting forth (x) the assets and value of the Hold Back Consideration as of the end of such month and (y) the amount of all Earnings on the Hold Back Accounts earned during such month.

.22.  Receipt, investment and reinvestment of the Hold Back Consideration shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the parties to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.

4. Disbursement Into Court. If: (i) at any time there shall exist any dispute among Acquiror and the Stockholder Representative with respect to the holding or disposition of any portion of the Hold Back Consideration or any other obligations of Escrow Agent hereunder, (ii) if at any time Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of any portion of Acquiror’s or the Stockholder Representative’s proper actions with respect to its obligations hereunder or (iii) if Acquiror and the Stockholder Representative have not within ninety (90) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 10 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided, however, that Escrow Agent shall continue to invest the Hold Back Cash in accordance with Section 6.2 hereof; and/or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in the State of Delaware for instructions with respect to such dispute or uncertainty, and to the extent required by law, pay into such court for holding and disposition in accordance with the instructions of such court, all funds held by it in the Hold Back Account, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and reasonable attorneys’ fees) payable to Escrow Agent in connection with the performance of its duties hereunder.

4. Stockholder Representative.

.21.  In accordance with Section 10.10 of the Merger Agreement, the Series D Stockholders shall be bound by any and all actions taken by the Stockholder Representative on their behalf.

.22.  Acquiror shall be entitled to rely upon any communication or writing given or executed by the Stockholder Representative. All communications or writings to be sent to the Series D Stockholders generally pursuant to this Escrow Agreement shall be addressed to the Stockholder Representative and any communication or writing so sent shall be deemed notice to all of the Series D Stockholders hereunder.

.23.  The Stockholder Representative shall have full power to act in each Series D Stockholder’s name and on each Series D Stockholder’s behalf according to the terms of this Escrow Agreement in the absolute discretion of the Stockholder Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Escrow Agreement.

4. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Acquiror and the Stockholder Representative or may be removed, with or without cause, by Acquiror and the Stockholder Representative, acting jointly by furnishing a joint written instruction to Escrow Agent, at any time by the giving of thirty (30) days’ prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided below. Upon any such notice of resignation or removal, the Acquiror and the Stockholder Representative jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined deposits in excess of $100,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. The retiring Escrow Agent shall transmit all records pertaining to the Hold Back Consideration and shall pay all funds held by it in the Hold Back Account to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment of the retiring Escrow Agent of all fees and expenses (including court costs and reasonable attorneys’ fees) payable to Escrow Agent in connection with the performance of its duties hereunder. If a successor Escrow Agent has not been appointed within thirty (30) days after the giving of such notice of resignation, then the resigning Escrow Agent may, may, at the shared expense of Acquiror, on the one hand, and the Stockholder Representative, on the other, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent.

4. Liability of Escrow Agent.

.21.  Escrow Agent shall have no liability or obligation with respect to the Hold Back Consideration for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Acquiror or the Series D Stockholders. Escrow Agent’s sole responsibility shall be for the safekeeping, investment, and disbursement of the Hold Back Consideration in accordance with the terms of this Escrow Agreement and shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith including, without limitation, the Merger Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent shall have no liability and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement and the Merger Agreement. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Hold Back Consideration, any account in which Hold Back Consideration are deposited, this Escrow Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel.

.22.  Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Hold Back Consideration, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Hold Back Consideration is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. Notwithstanding anything in this Escrow Agreement to the contrary, in no event shall Escrow Agent be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

4. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Acquiror and the Stockholder Representative (on behalf of the Series D Stockholders), jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Escrow Agent Parties”) against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Escrow Agent Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Escrow Agent Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Escrow Agent Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Escrow Agent Party. If any such action or claim shall be brought or asserted against any Indemnified Escrow Agent Party, such Indemnified Escrow Agent Party shall promptly notify Acquiror and the Stockholder Representative in writing, and Acquiror and the Stockholder Representative (on behalf of the Series D Stockholders) shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Escrow Agent Party shall have the right to employ separate counsel (who may be selected by such Indemnified Escrow Agent Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Escrow Agent Party. All of the foregoing losses, damages, costs and expenses of the Indemnified Escrow Agent Parties shall be payable by Acquiror and the Stockholder Representative (on behalf of the Series D Stockholders), jointly and severally, to the extent of the Hold Back Consideration upon demand by such Indemnified Escrow Agent Party. The obligations of Acquiror and the Stockholder Representative under this Section 12 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent shall be independent of any obligation of Escrow Agent.

The parties agree that neither the payment by Acquiror and the Stockholder Representative (on behalf of the Series D Stockholders) of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Hold Back Account in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as among Acquiror and the Stockholder Representative, the respective rights and obligations of Acquiror and the Stockholder Representative under the Merger Agreement.

4. Fees and Expenses of Escrow Agent. Escrow Agent shall be compensated for its services hereunder in accordance with Schedule B attached hereto. All of the compensation and reimbursement obligations set forth in this Section 13 shall be split equally between Acquiror and the Stockholder Representative (on behalf of the Series D Stockholders).

4. Consent to Jurisdiction and Venue. Each party hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the State of New York for purposes of any suit, action or other proceeding arising out of this Escrow Agreement (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 15 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Escrow Agreement in the federal or state courts located in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if they are: (a) delivered in person, (b) transmitted by facsimile (with confirmation), (c) transmitted by email (with confirmation) (d) mailed by certified or registered mail (return receipt requested), or (e) delivered by an express courier (with confirmation) to a party at its address listed below (or at such other address as such party shall deliver to the other party by like notice):

If to Acquiror:	YM BioSciences Inc.
5045 Orbitor Drive
Suite 400, Building 11
Mississauga, Ontario L4W 4Y4
Attention: David G.P. Allan
Facsimile: (905) 629-4959

with copies (which shall not constitute notice) to:

Heenan Blaikie LLP
Suite 2600, Royal Bank Plaza
200 Bay Street, South Tower
Toronto, Ontario M5J 2J4
Attention: Sonia M. Yung
Facsimile: 866-285-9466

and

Dorsey & Whitney LLP
Suite 1605, 777 Dunsmuir Street
P.O. Box 10444, Pacific Centre
Vancouver, B.C. V7Y 1K4
Attention: Daniel M. Miller
Facsimile: 604-687-8504

If to Stockholder	OrbiMed Advisors, LLC
Representative:	767 3rd Avenue, 30th Floor
New York, NY 10017
Attention: Michael Sheffery and
Eric Bittleman
Facsimile: _______________

If to Escrow Agent:	JPMorgan Chase Bank, National Association
4 New York Plaza – 21st Floor
NY, NY 10004

Facsimile: 212.623.6168
Email: Sandra.F.Frierson@jpmorgan.com
Attn: Sandra F. Frierson

4. Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to the conflicts of laws principles thereof.

4. Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

4. Account Opening Information/TINs. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When the Hold Back Account is opened, Escrow Agent shall request for information that will allow Escrow Agent to identify each party’s relevant Taxpayer Identification Number (“TIN”). Acquiror, and the Stockholder Representative as to each Series D Stockholder, shall represent that the correct TIN assigned by the Internal Revenue Service (“IRS”) or any other taxing authority to it, or in the case of the Stockholder Representative to each Series D Stockholder, will be forwarded to Escrow Agent. In addition, all Earnings earned under this Escrow Agreement shall be allocated in accordance with Section 6. Notwithstanding anything else in this Escrow Agreement, Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. Except as otherwise provided in this Escrow Agreement, in the absence of timely direction, all proceeds of the Hold Back Consideration shall be retained in the Hold Back Account and reinvested from time to time by Escrow Agent as provided in Section 6.

4. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule C hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule C. The undersigned is authorized to certify that the signatories on Schedule C are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by Escrow Agent. If Escrow Agent is unable to contact any of the authorized representatives identified on Schedule C, Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to the Stockholder Representative and any one or more of Acquiror’s executive officers (“Executive Officers”), as Escrow Agent may select. Such Executive Officer shall deliver to Escrow Agent a fully executed Incumbency Certificate, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Acquiror or the Stockholder Representative to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

ACQUIROR:

YM BIOSCIENCES, INC.

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:
ORBIMED ADVISORS, LLC

By:
Name:
Title:

ESCROW AGENT:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:	Michael Kuzmicz
Title:	Vice President

[Signature Page to Escrow Agreement]

SCHEDULE A

Permitted Investment of Hold Back Consideration

☐ JPMorgan Chase Bank, N.A. Money Market Account;

☐ A trust account with JPMorgan Chase Bank, N.A.;

☐ A money market mutual fund, including without limitation the JPMorgan Fund or any other mutual fund for which the Depository Agent or any affiliate of the Depository Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian or subcustodian, notwithstanding that (i) the Depository Agent or an affiliate of the Depository Agent receives fees from such funds for services rendered, (ii) the Depository Agent charges and collects fees for services rendered pursuant to this Depository Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Depository Agreement may at times duplicate those provided to such funds by the Depository Agent or its affiliates.

SCHEDULE B

Fees Payable to Escrow Agent

$3, 000  Payable Upon Account Opening and in Advance each year in which Escrow Agent acts as Escrow Agent. Annual fees are non pro-rated for partial years. There shall be no additional charges, subject to Sections 8(b), 10 and 12 of this Escrow Agreement.

SCHEDULE C

Telephone Number(s) and signature(s) for

Person(s) Designated to give and confirm Funds Transfer Instructions

Telephone call backs shall be made to both Acquiror and the Stockholder Representative if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

If to Acquiror:
Name	Telephone Number	Signature

If to Stockholder Representative:
Name	Telephone Number	Signature

EXHIBIT A

Series D Stockholders
Name and Address of Series D Stockholders	Amount of Hold Back Cash	Number of Hold Back Shares	TIN Number

EXHIBIT B

FORM OF JOINT WRITTEN DIRECTION
(Hold Back Account)

[Date]

VIA [describe permitted delivery method]

[ESCROW AGENT]

Re:	YM BioSciences Inc. Escrow Agreement dated as of _______ __, 2006 Hold Back Account (the “Hold Back Account”)

Gentlemen:

Reference is made to the above referenced Hold Back Account. Pursuant to that certain Escrow Agreement (the “Escrow Agreement”) dated ____________, 2006, by and YM Biosciences Inc., a corporation existing under the laws of Nova Scotia, Canada (“Acquiror”), OrbiMed Advisors, LLC (the “Stockholder Representative”), and J.P. Morgan Chase Bank, National Association (the “Escrow Agent”), we hereby instruct you to make the following disbursements:

Pay the amount of $___________ from the Hold Back Account to the Escrow Agent as follows:

[insert address or wire instructions]

Such Payment is being made pursuant to Section 9.1 of the Merger Agreement.

Pay the amount of $___________ from the Hold Back Account to Acquiror as follows:

[insert address or wire instructions]

Such Payment is being made pursuant to Section 9.1 of the Merger Agreement.

Very truly yours,

ORBIMED ADVISORS, LLC

Authorized Officer

YM BIOSCIENCES INC.

By:
Authorized Officer

EXHIBIT C

Certificate No.	No. of Shares	Date Issued	Registration

Exhibit E

Form of Target Legal Opinion

April _____, 2006
YM BioSciences Inc.
5045 Orbitor Drive
Suite 400, Building II
Mississauga, Ontario L4W 4Y4

Re:	Agreement and Plan of Merger by and among YM BioSciences Inc.,
YM BioSciences USA Inc., YM Merger Sub, Inc.. Eximias
Pharmaceutical Corporation and OrbiMed Advisors. LLC, as
Stockholder Representative

Ladies and Gentlemen:

We have acted as counsel to Eximias Pharmaceutical Corporation, a Delaware corporation (“Target”), in connection with that certain Agreement and Plan of Merger, dated April ______, 2006, by and among Target, YM BioSciences Inc., a corporation existing under the laws of Nova Scotia, Canada (“Acquiror”), YM BioSciences USA Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“YM BioSciences USA”), YM Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of YM BioSciences USA (“Merger Sub”), and OrbiMed Advisors, LLC, as Stockholder Representative (the “Merger Agreement”). This opinion is delivered to you pursuant to Section 7.1(e) of the Merger Agreement. All capitalized terms used but not defined herein have the meanings assigned thereto in the Merger Agreement.

In rendering this opinion, we have examined the Merger Agreement, including all schedules thereto, the Escrow Agreement and the Certificate of Merger (collectively, the “Transaction Documents”), We have also examined: (i) originals or certified, conformed or photostatic copies of the restated certificate of incorporation of Target, (ii) the bylaws Target, (iii) certain resolutions of the board of directors and stockholders of Target, and (iv) such other documents, records and instruments as we have deemed necessary and appropriate to form a basis for the opinions expressly set forth herein. We have also made such examinations of laws, certificates of public officials, instruments, documents and corporate records and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. In making such examination, we have assumed: (i) the genuineness of all signatures (other than those of Target on the Transaction Documents), (ii) the legal capacity of natural persons, (iii) the accuracy, completeness and authenticity of all records and documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified. conformed, photostatic or facsimile copies, (v) the authenticity of the originals of such latter documents, (vi) as to factual matters, the accuracy and continuing validity of all certificates, representations, warranties and covenants of Target, whether set forth in the Transaction Documents or otherwise supplied to us, (vii) each certificate issued by any government official, office or agency concerning a party’s property or status is accurate, complete and authentic and that all official public records are accurate and complete, and (viii) the accuracy and completeness of the corporate records of Target.

As to certain matters of fact relevant to the opinions expressly set forth herein, we have relied solely upon, without investigation, and assumed the accuracy of: (i) the representations and warranties of Target set forth in any of the Transaction Documents, (ii) the restated certification of incorporation of Target, (iii) certificates of the respective officers of Target and (iv) certificates of public officials. To the extent that our opinion is based on matters known to us or of which we have knowledge, such knowledge is limited to the conscious awareness, without investigation, of the current attorneys of Pepper Hamilton LLP who have devoted substantive attention to the representation of Target in connection with the Merger Agreement. No inference of our knowledge may be drawn merely by our representation of Target, Additionally, we have not undertaken a search of any records of any court, administrative agency or governmental authority. With respect to the opinions set forth in Paragraph 1 below as to good standing, we have relied solely upon certificates of public officials.

This opinion is limited to the laws and regulations of the United States, the Delaware General Corporation Law and the other laws of the State of Delaware. We render no opinion with respect to the laws of any other jurisdiction. We express no opinion, implicitly or otherwise, on any matter not expressly set forth herein.

Based upon the foregoing and subject to the qualifications, exceptions and limitations stated herein, we are of the opinion that:

1. Target is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Target has all requisite corporate power and authority necessary to enable it to own, operate, lease or otherwise hold its Assets and to carry on its business in the places and in the manner as presently conducted.

2. Target has full power and authority, and has taken all corporate action necessary, to execute, deliver and perform the Merger Agreement, to consummate the transactions contemplated thereby and to perform its obligations thereunder. The execution and delivery of the Merger Agreement by Target and the consummation by Target of the transactions contemplated thereby have been duly approved by the Target Board and the Stockholders. The Merger Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery thereof by Acquiror, YM BioSciences USA and Merger Sub, is the valid and binding obligation of Target, enforceable against it and all of the Series D Stockholders (including, without limitation, as to Section 3.1(f), Article 9 and Section 10.10 of the Merger Agreement even though the Series D Stockholders are not parties to the Merger Agreement) in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

3. The Escrow Agreement is valid and binding on the Series D Stockholders, enforceable against them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

The opinions herein expressed are subject to the following assumptions, limitations, qualifications and exceptions:

a. We have assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the transactions contemplated by the Transaction Documents.

b. No opinion is given with respect to the validity or enforceability of any provisions of the Transaction Documents under which any party thereto waives any rights afforded to any party under any provisions of the U.S. Constitution.

c. We express no opinion as to the effect of other agreements or understandings among the parties, written or oral, or any usage of trade or course of prior dealing among the parties or whether, in either case, any of the foregoing would define, supplement or qualify the terms of the Transaction Documents.

d. No opinion is given as to any provision in the Transaction Documents that purports to:

(1) require the payment or reimbursement of any fee, cost, expense or other item that is unreasonable in nature or amount;

(2) preclude modification of any of the Transaction Documents through conduct, custom or course of performance, action or dealing;

(3) define, waive or set standards for good faith, reasonableness, commercial reasonableness, fair dealing, diligence or the like;

(4) govern the election of remedies or provide that remedies are cumulative; or

(5) waive or restrict the right to a jury trial, or relate to jurisdiction, service of process or governing law.

e. No opinion is given to the enforceability of the Transaction Documents in accordance with terms and conditions of the Transaction Documents to the extent, if any, that any provision of the Transaction Documents provides for indemnification, contribution, waiver or release by a party under circumstances in which such term and condition of such Transaction Documents may be limited or rendered unenforceable, in whole or in part, by applicable federal or state securities laws, criminal statutes, the policies underlying such laws or public policy generally. No opinion is given herein with respect to the remedy of specific performance.

f. No opinion is given as to:

(1) the right to exercise remedies upon the happening of a non- material breach of any of the Transaction Documents (including material breaches of non- material provisions);

(2) the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors on the enforceability of the Transaction Documents; or

(3) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the availability of specific performance and injunctive relief; regardless of whether considered in a proceeding at law or in equity or the enforceability of covenants not to compete.

g. No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made. In furtherance and not in limitation of the foregoing, except as otherwise expressly set forth in this opinion letter, no opinion is expressed herein as to any of the topics listed under Section 19 “Specific Legal Issues” of the Third-Party Legal Opinion Report, published in 1991 by the Section of Business Law of the American Bar Association.

This opinion is rendered as of the date hereof and we assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur. The opinions expressed herein have been delivered to you in connection with the execution and delivery of the Merger Agreement and may be relied upon solely by you in connection therewith. This opinion may not be quoted by you or any other person in whole or in part or otherwise referred to, filed with, or furnished to any person or entity, and may not be relied upon by any such person or entity, without our prior written consent in each instance (which may be withheld for any reason).

Very truly yours,

PEPPER HAMILTON LLP

Exhibit F

Form of Acquiror Legal Opinion

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●, 2006

Eximias Pharmaceutical Corporation
1055 Westlakes Drive
Suite 200
Berwyn, Pennsylvania 19312

Dear Sirs/Mesdames:

Re: Acquisition of Eximias Pharmaceutical Corporation by YM BioSciences Inc.

We have acted as counsel to YM BioSciences Inc. (the “Corporation”) in connection with the acquisition (the “Acquisition”) of Eximias Pharmaceutical Corporation (the “Target”) by way of merger under applicable Delaware laws of YM Merger Sub (“Merger Sub”) and the Target pursuant to a merger agreement dated April 13, 2006, (the “Merger Agreement”) among the Corporation, YM BioSciences USA Inc. (“YM USA”), Merger Sub and Target.

Pursuant to the Acquisition, the Corporation has issued an aggregate of ● common shares in the capital of the Corporation (“Common Shares”) to former holders of Series D shares of common stock of the Target.

This opinion is being delivered to you pursuant to Section ● of the Merger Agreement. Capitalized terms used and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

For the purposes of our opinions expressed herein, the term “Canadian Securities Laws” means, collectively, all applicable securities laws in each of the provinces of Ontario and Québec and the respective regulations, instruments, notices and rules under such laws together with applicable published policy statements, notices and orders of the Ontario Securities Commission (the “OSC”) and the Autorité des marchés financiers (“AMF”), respectively.

A. Documentation

As Canadian counsel to the Corporation, we have participated, together with Pepper Hamilton and Davies Ward Phillips Vineberg LLP, counsel to the Target in the preparation of:

(a)	the Merger Agreement; and

(b)
the escrow agreement dated ●, 2006 (the “Escrow Agreement”) among the Corporation, OrbiMed Advisors LLC, in its capacity as the Stockholder Representative under the Merger Agreement, and J.P. Morgan Chase Bank, National Association.

B. Jurisdiction

We are solicitors qualified to practice law in the provinces of Ontario and Québec and we express no opinion as to any laws or any matters governed by any laws other than the laws of such provinces and the federal laws of Canada applicable therein. Insofar as the opinions in paragraphs 1 to 6, inclusive, relate to matters governed by laws other than the laws of such provinces or the federal laws of Canada applicable therein, we have relied upon the opinions of the following local counsel:

(i)	with respect to matters of law in the Province of Nova Scotia, Stewart McKelvey Stirling Scales (“Nova Scotia Counsel”), and

(ii)	with respect to matters of law in the United States, Dorsey & Whitney LLP (“U.S. Counsel”),

(collectively, the “Local Opinions”) dated the date hereof, copies of which have been delivered to you concurrently herewith. To the extent that any Local Opinion on which we are relying is based on any assumption or is made subject to any limitation or qualification, our opinion given in reliance on any such opinion is based on the same assumption and is subject to the same limitation or qualification.

C. Scope of Examinations

The opinions expressed herein are based upon and subject to legislation, regulations, rules, policies, procedures and administrative practices of the applicable securities regulatory authorities in effect on the date hereof, and we assume no obligation to update the opinions set forth herein after the date hereof.

In connection with the opinions expressed in this letter, we have considered such questions of law and examined such statutes, public and corporate records, certificates of governmental authorities and officers of the Corporation, other documents and conducted such other examinations as we have considered necessary for the purpose of our opinion.

D. Assumptions and Reliances

We have assumed the legal capacity of all individuals, the veracity of the information contained in the documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

The opinions with respect to the Corporation set out in paragraphs 1 through 5 inclusive (except as it relates to YM USA and Merger Sub) relate to the laws of the Province of Nova Scotia and, in expressing such opinions, we have relied solely upon the Local Opinion of Nova Scotia Counsel.

The opinions set out in paragraphs 3 and 4 relate to the laws of Delaware and the federal laws of the United States and, in expressing such opinions, we have relied solely upon the Local Opinion of U.S. Counsel.

In expressing the opinion in paragraph 7 as to the Corporation’s status as a reporting issuer not in default in the provinces of Ontario and Québec, we have relied solely upon certificates dated ●, 2006 and ●, 2006 issued by the OSC and the AMF, respectively, copies of which has been delivered to you. We have assumed that these certificates continue to be accurate on the date hereof.

In rendering our opinion set forth in paragraph 10 below, we have relied solely on the conditional approval letter (the "TSX Letter") of the Toronto Stock Exchange (the "TSX") addressed to the Corporation dated ●, 2006, a copy of which has been provided to you.

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We have also relied, as to certain factual matters, upon a certificate of an officer (the "Officer’s Certificate") of the Corporation dated the date hereof, a copy of which has been delivered to you.

We have assumed that each of the parties to the Agreements other than the Corporation, YM USA and Merger Sub, as applicable, has all requisite power and authority to enter into, execute, deliver and perform its obligations thereunder and to carry out the transactions contemplated thereby and that each of such documents constitutes a legal, valid and binding obligation of each of such parties enforceable against such other parties in accordance with its terms.

We have also assumed that there has been no advertising in connection with the issue and sale of the Common Shares or any other securities of the Corporation in the printed public media, on radio, television or telecommunications, including electronic display.

On the basis of the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that:

1. Each of the Corporation, YM USA, and Merger Sub is a corporation continued or incorporated, as the case may be, and validly existing under the laws of its governing jurisdiction. The Corporation has the corporate power and authority to carry on its business, and has the corporate power and authority to own, lease and operate its properties and assets. YM USA and Merger Sub each are in good standing under the laws of the State of Delaware with corporate power to conduct any lawful business activity.

2. The Corporation has the corporate power and capacity to enter into and to carry out its obligations under the Merger Agreement and the Escrow Agreement (collectively, the “Agreements”), including without limitation to allot and issue the Common Shares. YM USA and Merger Sub each have the corporate power to execute, deliver and perform the Merger Agreement.

3. All necessary corporate action has been taken to authorize the execution and delivery by the Corporation of the Agreements and the performance by the Corporation of its obligations thereunder, including the allotment and issuance of the Common Shares.

4. Each of the Agreements has been duly executed and delivered by the Corporation.

5. The Merger Agreement has been duly authorized by all requisite corporate action, executed and delivered by each of YM USA and Merger Sub.

6. The Common Shares have been validly authorized and issued as fully paid and non-assessable shares in the capital of the Corporation.

7. The Corporation is a “reporting issuer” in the provinces of Ontario and Québec pursuant to applicable securities laws of such provinces and is not included in the list of defaulting reporting issuers maintained by the OSC and AMF, respectively, pursuant to Canadian Securities Laws.

8. The issue of the Common Shares is exempt from the prospectus and registration requirements of Canadian Securities Laws and no filing, proceeding, approval, permit, consent or authorization is required to be made, taken or obtained by the Corporation under Canadian Securities Laws in connection with such issue.

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9. No prospectus will be required to be filed, and no other filing, proceeding, approval, consent or authorization is required to be made, taken or obtained pursuant to Canadian Securities Laws to permit the first trade of the Common Shares in the provinces of Ontario or Québec, as the case may be, through registrants registered under the Canadian Securities Laws of such province who comply with such Canadian Securities Laws, or in circumstances in which there is an exemption from the registration requirements of Canadian Securities Laws of such province, provided that:

(a)	the Corporation is and has been a “reporting issuer”, as such term is defined by Securities Laws, in a jurisdiction of Canada, for the four months immediately preceding the first trade;

(b)	such trade is not a “control distribution” as defined in National Instrument 45-102 – Resale of Securities;

(c)	no unusual effort is made to prepare the market or create a demand for the securities that are the subject of the trade;

(d)	no extraordinary commission or other consideration is paid to a person or company in respect of the trade; and

(e)
if the selling security holder is an “insider” or “officer” of the Corporation, as such terms are defined under Canadian Securities Laws, the selling security holder has no reasonable grounds to believe that the Corporation is in default of “securities legislation”, as defined in National Instrument 14-101.

10. The Common Shares have been conditionally approved for listing by the TSX, subject to compliance with all requirements of the TSX as described in the TSX Letter.

The opinions in this letter are given solely for the benefit of the addressees hereof in connection with the transactions referred to herein and may not, in whole or in part, be relied upon by any other person.

Yours very truly,

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Schedule 3.1

Net Cash at Closing

“Net Cash at Closing” shall be defined, as of the Effective Date, as:

1. The account balance of all of Target’s accounts with PNC Bank (Account No. ●, Certificate No. ●, Certificate No. ●), less any outstanding checks written by or on behalf of Target from such accounts that have not yet cleared, transfers from such accounts that have not yet been completed and plus any deposits into such accounts not yet credited, plus

2. The value, marked to market on the day prior to the Effective Date, of all funds and securities held for the account of Target by BlackRock, including accrued interest and all investment gains and losses, whether or not realized, plus

3. The value of all certificates of deposit held by PNC Bank as collateral for standby letters of credit guaranteeing lease obligations of Target, including interest paid or payable through the Closing Date, minus

4. Amounts recorded in Target’s books as accounts payable, minus

5. The total amount owed to employees and former employees of Target terminated at or prior to Closing for salary, fringe benefits and vacation benefits as of the Closing Date, minus

6. The total amounts due to Gail Schulze, Jeff Randall, Lisa DeLuca, Scott Jackson and Gerrard Kennealey under employment agreements with Target as a result of a “Change of Control” or termination event, minus

7. Amounts due to Susquehanna Investment Group, minus

8. Amounts estimated to become payable by Target to trade creditors or other persons incurred prior to the Closing Date, excluding any estimated obligation to Chiron Corporation for minimum development expenditures for MACROTAQ or any estimated obligation to Pfizer (Agouron or Warner-Lambert) for Intellectual Property maintenance costs related to THYMITAQ, minus

9. Amounts due to Pepper Hamilton LLP and Davies Ward Phillips & Vineberg LLP in connection with the transactions hereunder, whether paid prior to the Closing or payable as of immediately prior to the Closing Date, minus

10. Costs of maintaining indefinite “tail” or “run out” coverage for Directors and Officers liability for six years and for product liability relating to clinical trials indefinitely unless premiums for such coverages shall have already been paid, minus

11. The amount of the Expense Fund, equal to $100,000, to be held by the Stockholder Representative pursuant to this Agreement.

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